                                                                  DRAFT 7/15/96






                  FINANCIAL INSTITUTIONS INSURANCE GROUP, LTD.
                              300 DELAWARE AVENUE
                                   SUITE 1704
                           WILMINGTON, DELAWARE 19801
                                 (302) 427-5800


Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of Financial Institutions Insurance Group, Ltd. ("FIIG" or the "Company"), to be held at ___________________________ on _____________, 1996, at _____ time.
A notice of the Special Meeting, a proxy statement and related information about the Company and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock as of _____________, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.


     At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt a Merger Agreement, dated as of April 12, 1996 (the "Merger Agreement"), by and among the Company, FIIG Holding Corp., a Delaware corporation ("Buyer"), and FIIG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), pursuant to which Buyer Sub will be merged with and into the Company (the "Merger"). Buyer currently is a wholly-owned subsidiary of Castle Harlan Partners II, L.P. It is expected that John A. Dore, President and Chief Executive Officer of the Company, will acquire approximately 3% of the outstanding shares of Buyer. If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of Common Stock of the Company (other than dissenting shares) will be converted into the right to receive $16.00 in cash. Approval of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock. Certain executive officers and members of the Board of Directors of the Company , have entered into Voting Agreements pursuant to which such stockholders have agreed to vote shares representing approximately 20 percent of the Company's outstanding shares of Common Stock in favor of the Merger.


     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, and you are urged to read it carefully.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


                                   R. Keith Long
                                   Chairman of the Board
___________, 1996

                  FINANCIAL INSTITUTIONS INSURANCE GROUP, LTD.

       NOTICE OF SPECIAL MEETING OF STOCKHOLDERS ON ______________, 1996

To Stockholders of Financial Institutions Insurance Group, Ltd.:

     A special meeting of the stockholders of Financial Institutions Insurance Group, Ltd. ("FIIG" or the "Company"), will be held at ______________________ on _____________, 1996 at _______ time (the "Special Meeting"), to consider and act upon the following matters:

        1. To consider and vote upon a proposal to approve and adopt a Merger Agreement dated as of April 12, 1996 (the "Merger Agreement"), by and among the Company, FIIG Holding Corp., a Delaware corporation ("Buyer"), and FIIG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), pursuant to which, among other things (i) Buyer Sub will be merged with and into the Company (the "Merger"); and (ii) each outstanding share of common stock, par value $1.00 per share, of the Company (other than dissenting shares), will be converted into the right to receive $16.00 in cash. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement; and

        2. The transaction of such other business as properly may come before the Special Meeting or any adjournment or adjournments thereof.

     Your attention is called to the Proxy Statement and other materials concerning the Company which are mailed with this Notice for a more complete statement regarding the matters to be acted upon at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


                       By Order of the Board of Directors



                       Lana J. Braddock, Secretary


_____________, 1996

     YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                                PROXY STATEMENT

                  FINANCIAL INSTITUTIONS INSURANCE GROUP, LTD.
                              300 DELAWARE AVENUE
                                   SUITE 1704
                           WILMINGTON, DELAWARE 19801
                                 (302) 427-5800


     This Proxy Statement is being furnished to the stockholders of Financial Institutions Insurance Group, Ltd. ("FIIG" or the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for a Special Meeting of Stockholders to be held on __________, 1996 at _________ time, at ______________________________________________ (the "Special Meeting"). At the
Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt a Merger Agreement dated April 12, 1996 (the "Merger Agreement"), among the Company, FIIG Holding Corp. ("Buyer") and FIIG Merger Corp. ("Buyer Sub"). Buyer currently is a wholly-owned subsidiary of Castle Harlan Partners II, L.P. ("CHP II"). It is expected that John A. Dore, President and Chief Executive Officer of the Company, will own approximately 3% of the outstanding shares of Buyer, and certain other officers and employees of the Company will own up to approximately 1% of the outstanding shares of Buyer. If the Merger is consummated, Buyer Sub will be merged into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, each outstanding share of the Company's common stock (other than dissenting shares) will be converted into the right to receive $16.00 per share in cash. Each outstanding share of Buyer Sub common stock will be converted into one share of the common stock of the Surviving Corporation, which will become a wholly-owned subsidiary of Buyer.

     This Proxy Statement is accompanied by copies of the Company's Annual Report to Stockholders for the year ended December 31, 1995, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. These materials are included to assist stockholders in their deliberations. This Proxy Statement is first being sent to stockholders on or about ___________, 1996.



THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS



                                                                                             PAGE
                                                                                             ----
SUMMARY....................................................................................   S-1
      General..............................................................................   S-1
            The Special Meeting............................................................   S-1
            Purpose of the Special Meeting; Quorum; Vote Required..........................   S-1
            The Parties to the Transaction.................................................   S-1
            The Merger.....................................................................   S-2
            Certain Effects of the Merger..................................................   S-2
            Procedures for Exchange of Certificates........................................   S-3
            Recommendation of Board of Directors...........................................   S-3
            Voting of Shares of Certain Holders............................................   S-3
            Interests of Certain Persons in the Merger.....................................   S-3
            Accounting Treatment...........................................................   S-3
            Federal Income Tax Consequences................................................   S-4
      The Merger Agreement.................................................................   S-4
            Effective Time of the Merger...................................................   S-4
            Conditions to Consummation of the Merger.......................................   S-4
            Termination of the Merger Agreement............................................   S-4
            Amendments to the Merger Agreement.............................................   S-4
            Dissenters' Rights.............................................................   S-5
      Comparative Market Price Data........................................................   S-6
      Dividends............................................................................   S-6
      Selected Consolidated Financial Data of the Company..................................   S-7

INTRODUCTION...............................................................................     1
      Proposal to be Considered at the Special Meeting.....................................     1
      Voting Rights; Vote Required for Approval............................................     1
      Voting and Revocation of Proxies.....................................................     2
      Solicitation of Proxies..............................................................     2

SPECIAL FACTORS............................................................................     2
      Background of the Merger.............................................................     2
      Opinion of Investment Banker.........................................................     6
The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors...    10
      Voting Agreements....................................................................    12
      Interest of John A. Dore and Management in the Merger................................    12
      Purpose and Certain Effects of the Merger............................................    13
      Interests of Certain Persons in the Merger...........................................    13
            Stock Option Plan and Directors' Incentive Plan................................    14
            Acceleration of Stock Options..................................................    14
            Employment Agreements..........................................................    14
            Indemnification and Insurance..................................................    15
      Certain Federal Income Tax Consequences of the Merger to the Company's Stockholders..    15

THE MERGER ................................................................................    16

      Effects of the Merger................................................................    17
      Effective Time.......................................................................    17
      Procedures for Exchange of Certificates..............................................    18
      Accounting Treatment.................................................................    18
      Source and Amount of Funds...........................................................    19
      Plans or Proposals After the Merger..................................................    19
      Rights of Dissenting Stockholders....................................................    20
      Regulatory Approvals.................................................................    23
      Connecticut Insurance Laws...........................................................    23

THE MERGER AGREEMENT.......................................................................    24
      General..............................................................................    24
      Effective Time.......................................................................    24
      Consideration to be Received by Stockholders of the Company..........................    24
      Representations and Warranties.......................................................    25
      Covenants............................................................................    27
      Termination Fee......................................................................    31
      Amendments and Waivers...............................................................    32
      Expenses.............................................................................    32
      Conditions to Consummation of the Merger.............................................    32
      Termination..........................................................................    33

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS................................    34

OTHER MATTER...............................................................................    37

PROPOSALS BY HOLDERS OF COMPANY SHARES.....................................................    37

EXPENSES OF SOLICITATION...................................................................    37

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................    38

AVAILABLE INFORMATION......................................................................    38

INFORMATION INCORPORATED BY REFERENCE......................................................    38



Appendix A  -  Merger Agreement
Appendix B  -  Section 262 of DGCL
Appendix C  -  Opinion of William Blair & Company L.L.C.
Appendix D  -  Form of Voting Agreement

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement, in the materials accompanying this Proxy Statement and in the Appendices hereto. Stockholders are urged to review the entire Proxy Statement and accompanying materials carefully.

GENERAL

The Special Meeting

     The Special Meeting of Stockholders of Financial Institutions Insurance Group, Ltd. ("FIIG" or the "Company") will be held on _____________, 1996 at _________time, at_______________________
__________________________________________ (the "Special Meeting").  Only
holders of record of shares of $1.00 par value common stock of the Company (the "Common Stock" or the "Company Shares") at the close of business on _________, 1996 are entitled to notice of and to vote at the Special Meeting. On that date, there were approximately _______ holders of record of Common Stock and 3,210,584 shares of Common Stock outstanding, with each share entitled to cast one vote at the Special Meeting. See "INTRODUCTION--Voting Rights; Vote Required for Approval."

Purpose of the Special Meeting; Quorum; Vote Required

     At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement (the "Merger Agreement"). The Merger Agreement provides for the merger of FIIG Merger Corp. with and into the Company (the "Merger"). The Company, as the surviving corporation (the "Surviving Corporation"), would then become a wholly-owned subsidiary of FIIG Holding Corp. (the "Buyer"). All of the issued and outstanding capital stock of the Buyer currently is owned by Castle Harlan Partners II, L.P. ("CHP II"). It is expected that John A. Dore, President and Chief Executive Officer of the Company, will own approximately 3% of the outstanding shares of Buyer, and certain other officers and employees of the Company will own up to approximately 1% of the outstanding shares of Buyer. John A. Dore has been President and Chief Executive Officer of the Company since 1990. See "INTRODUCTION--Proposal to be Considered at the Special Meeting" and "SPECIAL FACTORS -- Interest of John A. Dore and Management in the Merger." The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Company Shares. See "INTRODUCTION--Voting Rights; Vote Required for Approval," and "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

The Parties to the Transaction

     Castle Harlan Partners II, L.P. CHP II, which pursuant to the Merger will become the ultimate parent of the Company, is a Delaware limited partnership which invests in businesses for long-term appreciation. The principal executive offices of CHP II are located at 150 East 58th Street, New York, NY 10155, and the telephone number is (212) 644-8600.

     FIIG Holding Corp. and FIIG Merger Corp. FIIG Holding Corp. ("Buyer") and FIIG Merger Corp., a wholly-owned subsidiary of Buyer ("Buyer Sub"), have been formed solely for the purpose of the Merger. Neither company has engaged in any business activity unrelated to the Merger. The principal executive offices of Buyer and Buyer Sub are located at 150 East 58th Street, New York, NY 10155, c/o Castle Harlan, Inc., and the telephone number is (212) 644-8600.
Neither Buyer, Buyer Sub nor CHP II is an affiliate of the Company or its officers or directors.

     Financial Institutions Insurance Group, Ltd. The Company is an insurance holding company that, through its subsidiaries, underwrites insurance and reinsurance. The principal lines of business include professional liability, directors' and officers' liability, and other lines of property and casualty insurance and reinsurance. The First Reinsurance Company of Hartford ("First Re") is the Company's largest subsidiary. First Re is domiciled in the State of Connecticut and maintains direct insurance licenses in 19 states and the District of Columbia, with reinsurance approval or authority in 12 additional states. The principal underwriting activity of the group is managed by the Company's wholly-owned subsidiary, Oakley Underwriting Agency, Inc. ("Oakley"). Oakley underwrites directors' and officers' liability insurance and professional liability insurance coverages on behalf of First Re and Virginia Surety Company, Inc., an unaffiliated insurance company that maintains an underwriting contract with Oakley. The insurance coverages underwritten by Oakley on behalf of Virginia Surety Company, Inc. are generally reinsured by First Re. First Re Management Company, Inc. ("FRM") is a wholly-owned subsidiary of the Company which was organized to provide centralized management and administrative service to the Company and its subsidiaries. F/I Insurance Agency, Incorporated ("F/I Agency") is an Illinois-licensed insurance producer and a wholly-owned subsidiary of the Company. The Company's Common Stock is traded on The Nasdaq Stock Market under the symbol "FIRE." The principal executive offices of the Company are located at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801, and the telephone number is (302) 427-5800.

The Merger

     Pursuant to the Merger Agreement, Buyer Sub will merge into the Company, with the Company being the Surviving Corporation. Each outstanding share of Common Stock (except those shares held by the Company as treasury shares, or held by Buyer or Buyer Sub, or shares as to which appraisal rights have been properly exercised under the Delaware General Corporation Law ("DGCL") ("Dissenting Shares")) will be converted into the right to receive $16.00 in cash, without interest thereon (the "Merger Consideration"). Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Section 262 of the DGCL. Each of the outstanding stock options of the Company issued to certain directors, officers and employees of the Company will be converted into the right to receive a cash payment equal to the difference between $16.00 and the exercise price of such options. Buyer intends to fund payment of the Merger Consideration through third party debt financing and equity contributions by CHP II and certain of its affiliates.
The Merger is not contingent upon the Buyer obtaining financing. The Buyer has requested approval from the Commissioner of Insurance of the State of Connecticut for First Re to pay a dividend to Buyer of $10,000,000 after the consummation of the Merger. All shares of Common Stock held by the Company as treasury shares and each share of Common Stock held by Buyer or Buyer Sub will be canceled without consideration. Each outstanding share of Buyer Sub's common stock will be converted into one share of common stock of the Surviving Corporation. See "THE MERGER--Rights of Dissenting Stockholders." After the Merger, Buyer will own 100% of the outstanding shares of the Company's Common Stock. See "THE MERGER AGREEMENT."

Certain Effects of the Merger

     As a result of the Merger, Buyer will acquire the entire equity interest in the Company. Therefore, following the Merger, the present holders of the Company Shares will no longer have an equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their Company Shares through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each holder of Company Shares at the effective time of the Merger (the "Effective Time") will have the right to receive the Merger Consideration (or, in the case of Dissenting Shares, the statutorily determined "fair value") for each Company Share. The Company

Shares will no longer be listed or traded on The Nasdaq Stock Market and the registration of the Company Shares under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated. See "SPECIAL FACTORS--Purpose and Certain Effects of the Merger," and "THE MERGER--Effects of the Merger."

Procedures for Exchange of Certificates

     As soon as practicable after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of the Company's Common Stock will be mailed to each holder of the Company's Common Stock for use in exchanging such holder's stock certificates for the Merger Consideration to which such holder is entitled as a result of the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER-- Procedures for Exchange of Certificates."

Recommendation of Board of Directors

     The Board of Directors has determined that the Merger and the Merger Consideration are fair to, and in the best interests of, the Company's stockholders. The Board of Directors has approved the Merger Agreement and recommends that stockholders vote FOR the proposal to approve and adopt the Merger Agreement. See "SPECIAL FACTORS--The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

Voting of Shares of Certain Holders

     Certain stockholders of the Company, including certain executive officers and members of the Board of Directors of the Company, have entered into Voting Agreements with Buyer and Buyer Sub pursuant to which such stockholders have agreed to vote in favor of the Merger at the Special Meeting. Pursuant thereto, it is expected that shares representing approximately 20 percent of the Company's outstanding shares of Common Stock will be voted in favor of the Merger. See "SPECIAL FACTORS--The Voting Agreements."

Interests of Certain Persons in the Merger

     In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of management of the Company and the Board of Directors of the Company have certain interests in the Merger that are in addition to the interests of stockholders of the Company generally. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Interest of John A. Dore and Management in the Merger."


     The Company's financial advisor, William Blair & Company L.L.C. ("William Blair"), will receive a fee equal to 1.2 percent of the Merger Consideration, or approximately $650,000, if the Merger is consummated. Total fees and expenses payable to the financial advisor are expected to be approximately $685,000. In the event the Merger is not consummated, fees and expense payable to William Blair are expected to be approximately $255,000 - $280,000. See "SPECIAL FACTORS--Opinion of Investment Banker."


Accounting Treatment

     The Merger will be accounted for under the purchase method of accounting by Buyer. See "THE MERGER--Accounting Treatment."

Federal Income Tax Consequences

     The receipt of $16.00 per share in cash for Company Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a stockholder of the Company will realize taxable gain or loss as a result of the Merger measured by the difference, if any, between the per share tax basis of such stockholder's Company Shares and $16.00. Each holder of an option to acquire Company Shares who receives a cash payment equal to the difference between $16.00 and the exercise price per share of such option will have ordinary income to the extent of the cash received. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences of the Merger to the Company's Stockholders."

THE MERGER AGREEMENT

Effective Time of the Merger

     The Merger will become effective upon the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware or at such later date specified in the Certificate of Merger. The filing will occur after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. The Company, Buyer and Buyer Sub anticipate that the Merger will be consummated as promptly as practicable following the Special Meeting. See "THE MERGER AGREEMENT--General" and "THE MERGER AGREEMENT--Effective Time."

Conditions to Consummation of the Merger

     The respective obligations of the Company, Buyer and Buyer Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of various closing conditions. Such conditions include, among others, the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Company Shares, the obtaining of regulatory approvals and the correctness in all material respects of each of the representations and warranties of the parties to the Merger Agreement. In addition, Buyer and Buyer Sub are not obligated to consummate the Merger if the holders of 5% or more of the outstanding Company Shares have delivered written notice of their intent to seek dissenters' rights. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "THE MERGER AGREEMENT--Termination."

Termination of the Merger Agreement

     The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company. The Merger Agreement provides under certain circumstances for the payment of a cash fee in the amount of $3,500,000 to CHP II in the event the Company executes an agreement with a third party involving a merger or other business combination or sale of a substantial portion of the assets or stock of the Company prior to February 17, 1997. See "THE MERGER AGREEMENT--Termination" and "THE MERGER AGREEMENT--Termination Fee."

Amendments to the Merger Agreement

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. After approval of the Merger Agreement by the stockholders of the Company and without the further approval of such stockholders, no amendment will be made in a manner which is materially adverse, as reasonably determined by the Company, to the rights of the stockholders of the Company. See "THE MERGER AGREEMENT--Amendments and Waivers."

Dissenters' Rights

Pursuant to the DGCL, any holder of Common Stock of the Company (i) who files a proper demand for appraisal in writing prior to the vote taken at the Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Appendix B to this Proxy Statement. Voting stockholders of the Company who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger Agreement and the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the Company Shares. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights, and will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court's appraisal may be more than, less than, or equal to the Merger Consideration. See "THE MERGER--Rights of Dissenting Stockholders."

COMPARATIVE MARKET PRICE DATA

     The Company's Common Stock is traded on The Nasdaq Stock Market under the symbol "FIRE." The following table sets forth the high and low sales price per share of the Company's Common Stock on The Nasdaq Stock Market for the periods indicated. All share amounts and per share prices set forth herein have been adjusted to give effect to capital adjustments such as stock dividends and stock splits.


                                               HIGH     LOW
- -----------------------------------------------------------
1994
 First Quarter.............................   $10.24  $ 8.68
 Second Quarter............................     9.72    8.33
 Third Quarter.............................     9.54    7.99
 Fourth Quarter............................     9.20    8.33
- ------------------------------------------------------------
1995
 First Quarter.............................   $ 9.72  $ 9.03
 Second Quarter............................    12.84    9.20
 Third Quarter.............................    13.75   11.46
 Fourth Quarter............................    14.48   12.92
- ------------------------------------------------------------
1996
 First Quarter.............................   $15.75  $12.25
 Second Quarter............................    16.25   15.31
============================================================

     On February 16, 1996 the last full day of trading prior to the announcement by the Company of the execution of a letter of intent with respect to the Merger, the reported high and low sales price per share of Common Stock was $14.50. On ______________, 1996, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low sales prices per share of Common Stock were $______________.

DIVIDENDS

     Since January 1, 1994, the Company has paid the following cash and common stock dividends to holders of record of Common Stock:


                                                Dividend
                            Stockholder         Paid Per
1996     Payment Date       Record Date       Common Share
      ------------------------------------------------------
      February 22, 1996   January 25, 1996  20% Common Stock
      February 22, 1996   January 25, 1996       $0.075
      May 23, 1996        April 18, 1996         $0.075




                                                Dividend
                            Stockholder         Paid Per
1995     Payment Date       Record Date       Common Share
         -------------------------------------------------
      February 23, 1995   January 26, 1995        $0.075
      May 25, 1995        April 20, 1995          $0.075
      August 24, 1995     July 27, 1995           $0.075
      August 24, 1995     July 27, 1995      20% Common Stock
      November 24, 1995   October 26, 1995        $0.075


                                                Dividend
                            Stockholder         Paid Per
1994     Payment Date       Record Date       Common Share
         -------------------------------------------------
      February 24, 1994   January 20, 1994        $0.065
      May 26, 1994        April 21, 1994          $0.065
      August 25, 1994     July 28, 1994           $0.065
      November 25, 1994   October 27, 1994        $0.065

The State of Connecticut, under the statutes and regulations that govern the operations and affairs of insurance companies that are domiciled in the state, imposes a restriction on the amount of dividends that can be paid by First Re to the Company without prior regulatory approval. The aggregate amount of dividends that may be paid within a 12-month period by First Re without prior regulatory approval is limited to the greater of (i) 10% of statutory policyholders' surplus as of the preceding December 31 or (ii) 100% of net income for the preceding fiscal year. Dividends also may not exceed earned surplus. Dividends exceeding these limitations require regulatory approval.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     Set forth below is a summary of certain consolidated selected financial data with respect to the Company excerpted or derived from the information contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and 1995. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "AVAILABLE INFORMATION." In addition, certain detailed financial information concerning the Company and its subsidiaries is contained in the Company's Annual Report to Stockholders for the year ended December 31, 1995, and in the Form 10-Q for the quarterly period ended March 31, 1996, copies of which accompany each copy of this Proxy Statement being provided to stockholders.

     SELECTED FINANCIAL DATA OF THE COMPANY



                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                     ---------------------------------------------------------------
                                        1995         1994         1993         1992         1991
                                     -----------  -----------  -----------  -----------  -----------
PREMIUMS EARNED....................  $11,356,083  $ 7,819,784  $ 7,433,716  $ 7,344,128  $ 8,872,195
- ----------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME..............    4,050,602    3,277,864    3,470,202    3,344,198    3,936,098
- ----------------------------------------------------------------------------------------------------
NET REALIZED GAINS ON INVESTMENTS..    1,193,780      570,231    1,275,142    1,031,977      830,722
- ----------------------------------------------------------------------------------------------------
OTHER INCOME.......................      556,941      742,546      582,465      427,072      138,896
- ----------------------------------------------------------------------------------------------------
 TOTAL REVENUE.....................   17,157,406   12,410,425   12,761,525   12,147,375   13,777,911
- ----------------------------------------------------------------------------------------------------
LOSSES AND LOSS ADJUSTMENT EXPENSES    4,843,484    2,613,394    4,923,662    4,597,056    5,622,158
- ----------------------------------------------------------------------------------------------------
OTHER OPERATING AND MANAGEMENT
EXPENSES...........................    3,683,860    3,467,801    2,885,953    2,228,570    1,962,772
- ----------------------------------------------------------------------------------------------------
TOTAL LOSSES AND EXPENSES..........   11,570,063    7,867,859    9,673,935    8,587,823   10,190,335
- ----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE...............    5,587,343    4,542,566    3,087,590    3,559,552    3,587,576
- ----------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES.........    1,265,544      803,748       68,160      613,788    1,177,758
- ----------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE.....    4,321,799    3,738,818    3,019,430    2,945,764    2,409,818
- ----------------------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING FOR INCOME TAXES........           --           --      192,515           --           --
- ----------------------------------------------------------------------------------------------------
NET INCOME.........................  $ 4,321,799  $ 3,738,818  $ 3,211,945  $ 2,945,764  $ 2,409,818
                                     ===========  ===========  ===========  ===========  ===========
- ----------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING.................    3,334,444    3,316,464    3,237,559    3,634,894    3,938,045
- ----------------------------------------------------------------------------------------------------
INCOME PER SHARE BEFORE OFFSET OF
CHANGE IN ACCOUNTING PRINCIPLE.....  $      1.30  $      1.13  $      0.99  $      0.81  $      0.61
- ----------------------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING FOR INCOME TAXES........           --           --         0.09           --           --
- ----------------------------------------------------------------------------------------------------
 TOTAL NET INCOME PER SHARE........  $      1.30  $      1.13  $      1.08  $      0.81  $      0.61
                                     ===========  ===========  ===========  ===========  ===========
- ----------------------------------------------------------------------------------------------------
TOTAL ASSETS AT END OF PERIOD......  $94,200,273  $86,128,532  $83,211,041  $79,132,178  $72,784,107
                                     ===========  ===========  ===========  ===========  ===========
- ----------------------------------------------------------------------------------------------------

                    SELECTED FINANCIAL DATA OF THE COMPANY
                                 (UNAUDITED)



                                                      FOR THE THREE      FOR THE THREE
                                                       MONTHS ENDED      MONTHS ENDED
                                                      MARCH 31, 1996    MARCH 31, 1995
                                                   -------------------- --------------
- --------------------------------------------------------------------------------------
PREMIUMS EARNED..............................           $ 3,610,824     $ 2,305,776
- --------------------------------------------------------------------------------------
NET INVESTMENT INCOME........................               939,676       1,170,565
- --------------------------------------------------------------------------------------
NET REALIZED GAINS ON INVESTMENTS............             2,119,748          83,962
- --------------------------------------------------------------------------------------
OTHER INCOME.................................               136,336         175,142
- --------------------------------------------------------------------------------------
TOTAL REVENUE................................             6,806,584       3,735,445
- --------------------------------------------------------------------------------------
LOSSES AND LOSS ADJUSTMENT EXPENSES..........             1,946,108         822,186
- --------------------------------------------------------------------------------------
COMMISSION EXPENSES..........................               720,692         588,228
- --------------------------------------------------------------------------------------
OTHER OPERATING AND MANAGEMENT EXPENSES......               936,588         850,955
- --------------------------------------------------------------------------------------
TOTAL LOSSES AND EXPENSES....................             3,603,388       2,261,369
- --------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.....             3,203,196       1,474,076
- --------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES...................               910,658         304,656
- --------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE.........................             2,292,538       1,169,420
- --------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
INCOME TAXES.................................                    --              --
- --------------------------------------------------------------------------------------
NET INCOME...................................           $ 2,292,538     $ 1,169,420
                                                        ===========     ===========
- --------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING..................................             3,371,480       3,258,068
- --------------------------------------------------------------------------------------
INCOME PER SHARE BEFORE OFFSET OF CHANGE IN
ACCOUNTING PRINCIPLE.........................           $      0.68     $      0.36
- --------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
INCOME TAXES.................................                    --              --
- --------------------------------------------------------------------------------------
TOTAL NET INCOME PER SHARE...................           $      0.68     $      0.36
                                                        ===========     ===========
- --------------------------------------------------------------------------------------
TOTAL ASSETS AT END OF PERIOD................           $94,461,064     $87,315,357
                                                        ===========     ===========
- --------------------------------------------------------------------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Financial Institutions Insurance Group, Ltd. ("FIIG" or the "Company") for a Special Meeting of Stockholders to be held on _________, _____________, 1996 (the "Special Meeting"). Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary of the Company or by oral notice to the presiding officers during the meeting.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt a Merger Agreement dated April 12, 1996 (the "Merger Agreement") among the Company, FIIG Holding Corp., a Delaware Corporation ("Buyer"), and FIIG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub").

     The Merger Agreement provides for the merger (the "Merger") of Buyer Sub into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger: (i) each outstanding share of the common stock, $1.00 par value, of the Company (the "Common Stock" or "Company Shares") (other than Company Shares held by the Company as treasury shares, or held by Buyer or Buyer Sub, or shares as to which appraisal rights have not been forfeited under the DGCL, if effective notice of exercise of appraisal rights with respect to such shares under Section 262 of the DGCL was required and given prior to the effective time of the Merger ("Dissenting Shares")), will be converted into the right to receive $16.00 per share in cash, without interest (the "Merger Consideration"); (ii) all Company Shares held by the Company as treasury shares and each share of Common Stock held by Buyer or Buyer Sub will be canceled without consideration; (iii) each outstanding share of Buyer Sub common stock will be converted into one share of common stock of the Surviving Corporation; and (iv) each of the outstanding stock options of the Company issued to certain directors, officers and employees of the Company will be converted into the right to receive a cash payment equal to the difference between $16.00 and the exercise price per share of such options. Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Section 262 of the DGCL, but after the effective time of the Merger such shares will not represent any interest in the Surviving Corporation other than the right to receive such cash payment. See "THE MERGER--Rights of Dissenting Stockholders." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     The record date for the Special Meeting is the close of business on ______________, 1996. At that date, there were approximately _______ holders of record of Common Stock and ________ Company Shares outstanding. Each Company Share entitles its holder to one vote concerning all matters properly coming before the Special Meeting. Any stockholder entitled to vote may vote either in person or by duly authorized proxy. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes ( i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum. The Merger Agreement must be approved by the holders of at least a majority of the outstanding Company Shares. Abstentions and broker non-votes have the same effect as a vote "AGAINST" the approval of the Merger. Votes will be tabulated by the Company's transfer agent, First Chicago Trust Company of New York.

     The following directors and executive officers of the Company with ownership of an aggregate of approximately 20 percent of the outstanding Company Shares have entered into Voting Agreements with Buyer and Buyer Sub pursuant to which each such stockholder has agreed to vote his shares of Common Stock in favor of the Merger: R. Keith Long, John A. Dore, John B. Zellars, Lonnie L. Steffen, W. Dean Cannon, Herschel Rosenthal, William B. O'Connell, Joseph C. Morris, Dale C. Bottom and John P. Diesel. Accordingly, the affirmative vote of holders of Common Stock representing approximately an additional 30 percent of the outstanding Company Shares is required for approval of the Merger. See "SPECIAL FACTORS -- Voting Agreements."

VOTING AND REVOCATION OF PROXIES

     All Company Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS PROPERLY MAY BE PRESENTED AT THE SPECIAL MEETING.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     The Board of Directors of the Company is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of the Company.

SOLICITATION OF PROXIES

     Expenses in connection with the solicitation of proxies will be borne by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of Company Shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

     Although the Company has no present plans to retain any outside firm to aid in the solicitation of proxies, the Company reserves the right to do so if necessary to facilitate the Company's receipt of proxies. It is not anticipated that the aggregate cost for any outside assistance will be material in amount, or will exceed customary charges.

     This proxy material is being mailed to stockholders commencing on or about ___________, 1996.


                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     On August 18, 1995, the Company received an unsolicited offer from its Chairman of the Board, R. Keith Long, to acquire the Company for a cash price of $13.33 per share of Common Stock by means of a merger with a company to be organized by Mr. Long. The price of $13.33 per share represented an 8.4% premium over the market price for the Common Stock at the close of business on August 14, 1995 (one week prior to the announcement of Mr. Long's proposal). The proposal was contingent on financing, stockholder and regulatory approval and the negotiation of a definitive agreement. The proposal further required each member of the Board of Directors of the Company to enter into a Standstill and Lock-up Agreement and required that the Company deal exclusively with Mr. Long.

     At a meeting of the Executive Committee of the Board of Directors of the Company on September 12, 1995, it was determined to recommend to the Board of Directors that a Special Committee be appointed to evaluate Mr. Long's proposal as well as other alternative strategic actions for the Company. The Executive Committee also recommended that the Special Committee be given authority to hire a financial advisor to assist in its evaluation. Accordingly, John A. Dore, at the request of the Executive Committee, contacted eight potential financial advisors and obtained information from each on the services to be performed and the related costs. The Executive Committee met with representatives of seven of the firms.


     At a meeting of the Board of Directors of the Company on September 20, 1995, the Board authorized the formation of a Special Committee of disinterested directors to evaluate the proposal received from Mr. Long. The Board of Directors of the Company is comprised of 12 members: R. Keith Long, Richard P. Ackerman, Dale C. Bottom, W. Dean Cannon, Jr., John P. Diesel, John
A. Dore, Gerald J. Levy, Joseph C. Morris, William B. O'Connell, Herschel C. Rosenthal, Thad Woodard and John B. Zellars. Messrs. Zellars, O'Connell, Bottom, Morris and Cannon were appointed to the Special Committee. The membership of the Special Committee remained unchanged throughout the evaluation. The Board of Directors believed that given the size of the full Board of Directors, as a practical matter, and in light of Mr. Long's offer, it was advisable to delegate the duties of evaluation and analysis to a smaller group of directors. The Special Committee was not given authority to make a decision to sell the Company, nor was the Special Committee authorized to negotiate any sale. In addition to evaluating Mr. Long's proposal, the Special Committee was authorized to explore various alternative actions to position the Company for the future, including internal growth, the acquisition of other companies, and the potential acquisition of the Company by other companies.
The Special Committee was charged with evaluating the future direction of the Company and considering the best alternatives for maximizing stockholder value.


     The Special Committee further was authorized by the Board of Directors to engage financial and other advisors deemed necessary in connection with its consideration of strategic alternatives. Mr. Dore and the Executive Committee presented the Special Committee with the information they had obtained on financial advisors. The Special Committee met with representatives of William Blair & Company L.L.C. ("William Blair") on September 28, 1995, and on September 29, 1995 engaged William Blair as its financial advisor.

     On October 10, 1995, John A. Dore requested that the Executive Committee of the Company grant him permission to pursue the development of a friendly proposal to acquire the Company. Permission was granted by the Executive Committee and subsequently ratified by the Board of Directors.

     Because of the appointment of the Special Committee, the engagement of William Blair as independent financial advisor, and the fact that the majority of the Board of Directors was independent of management, and had no financial interest in any potential acquiring party, the Board of Directors did not consider it necessary to retain any other unaffiliated representative to act solely on behalf of the public stockholders for the purpose of negotiating the Merger Agreement or preparing a report concerning the fairness to stockholders of the Merger.

     The Special Committee of the Company met with William Blair on October 18, 1995, November 8, 1995 and November 30, 1995 to receive reports from William Blair of the results of its analysis of the Company. On October 18, 1995, William Blair discussed generally the various strategic and financial alternatives that might be available to the Company, including a stock repurchase, the pursuit of acquisitions, internal growth, the sale of segments of the Company's business, or the sale of the Company as a whole. William
Blair also explained to the Special Committee the various approaches that would be utilized in undertaking a valuation of the Company, including comparable company analysis, precedent transaction analysis and an acquisition premium analysis. At its meeting on November 8, 1995, William Blair discussed Mr. Long's offer with the Special Committee members and informed the Committee that preliminary informal indications of interest in a potential acquisition of the Company had been received from a number of parties. The financial advisor again discussed the various valuation approaches with the Committee members, noting that they were continuing to obtain information from the Company for their analysis. On November 30, 1996, the Special Committee met with
William Blair to discuss Blair's ongoing analysis. William Blair reviewed the stock price movement of the Company, noting that the market price exceeded the price offered by Mr. Long, and updated the Special Committee with regard to inquiries by interested parties. The Board of Directors inquired as to whether William Blair had any information about the capacity of any of the interested parties to finance a transaction. William Blair indicated that certain of the parties were large institutions with adequate capital, but that it would be difficult to predict whether any proposed offers would be contingent on financing. William Blair again reviewed various approaches to valuing the Company, noting in particular that the Company's expenses relative to premium writings were fairly high and that certain economies of scale could be achieved by larger companies. Based upon a review of all information available to it, including the information presented by William Blair, the Special Committee concluded that it was appropriate for the Company to explore alternatives to maximize stockholder value, including the potential sale of the Company.
William Blair therefore was authorized to undertake a review of potential strategic opportunities for the Company. In addition, because the analysis of William Blair was ongoing, and because the market price of the Company's Common Stock then exceeded the price offered by Mr. Long, no action was taken on the proposal of Mr. Long. The conclusions of the Special Committee were ratified by the Board of Directors at a meeting on December 6, 1995.



     On December 28, 1995, Mr. Long revoked his offer of $13.33 per share. On January 5, 1996, the Company received a joint proposal from CHP II and John A. Dore to acquire the Company for $15.00 per share of Common Stock in cash, an 18.8% premium over the market price at the close of business on January 4, 1996, and a 22.1% premium over the market price at the close of business on August 14, 1995 (one week prior to the announcement of Mr. Long's offer). The Special Committee met on January 8, 1996 to discuss the CHP II offer and the preparation of a confidential selling memorandum and to receive an update from William Blair on indications of interest it had received. The Special Committee instructed William Blair to contact the 24 parties who had been identified as potential purchasers, either because such parties had previously contacted the Company or William Blair, or because William Blair had identified the parties as those that might have an interest in purchasing the Company. The parties contacted consisted primarily of insurance companies and private investment firms. Of the 24 parties contacted, 15 expressed interest in receiving a package of publicly-available information on the Company, which William Blair forwarded on January 10, 1996. Between January 18, 1996 and January 24, 1996, William Blair distributed a confidential selling memorandum to eight of the interested parties who had expressed further interest and who had executed confidentiality agreements. Those parties were requested to respond with a written indication of interest in a potential transaction. On January 26, 1996, Danielson Holding Corporation ("DHC") submitted an offer to acquire the Company at a price of $ ________$17.19 per share. The offer was contingent upon satisfactory due diligence, obtaining financing and the making of satisfactory arrangements with management. No other offers were received. The

Company then entered into negotiations with the two parties that had submitted a written indication of interest.



     In the Company's negotiations with CHP II, CHP II insisted that the Company enter into a letter of intent that provided, among other things, (i) for the Company to deal exclusively with CHP II and Mr. Dore for a period of 45 days, and (ii) for a termination fee of $3,500,000 to be paid to CHP II in the event the Company executed an agreement with a third party involving a merger or other business combination or sale of a substantial portion of the assets or stock of the Company prior to February 17, 1997. The Board of Directors discussed the two proposals and the ongoing negotiations with both parties at meetings on February 5-6, 1996, February 8, 1996 and February 14, 1996.
Further negotiations were conducted with CHP II in which CHP II indicated it would increase its offer to $16.00 per share of Common Stock if the Company entered into a letter of intent containing the exclusive period of 45 days and the termination fee of $3,500,000 described above. On February 15, 1996, the Company was notified by DHC that as a result of certain internal corporate constraints, it was unable to pursue its outstanding indication of interest with the Company at that time. The Special Committee discussed this notification as well as the CHP II proposal at a meeting on February 16, 1996, and determined to recommend that the Board accept the CHP II proposal. No further meetings of the Special Committee were held, and all subsequent evaluations and actions were taken by the full Board of Directors (with the exception of John A. Dore who did not participate).



     On February 17, 1996, CHP II submitted a written proposal to acquire the Company at a cash price of $16.00 per share of Common Stock, a 6.7% premium over its prior offer and, a 30.1% premium over the market price at the close of business on August 14, 1995, a 31.3% premium over the market price on January 4, 1996 (one day prior to CHP II'S first offer), and a 10.3% premium over the market price on February 16, 1996 (the day prior to the receipt of the revised CHP II offer). The proposal included the exclusive period of 45 days and the termination fee of $3,500,000 described above. At a meeting of the Board of Directors of the Company on February 19, 1996, the Board of Directors discussed in detail the CHP II proposal, including the termination fee, and determined that acceptance of the exclusive period and the termination fee was necessary in order to achieve the increase in price from $15.00 to $16.00 per share and thus obtain greater value for the Company's stockholders. The Board noted further that the obligation to pay the termination fee existed only until February 17, 1997. The Board of Directors determined that the CHP II offer was the best alternative available for the Company and authorized the execution of a letter of intent with CHP II. The Board of Directors asked the representatives of William Blair whether they believed that the offer of $16.00 per share was a fair price. William Blair indicated that they believed that the offer was fair from a financial point of view. The letter of intent was executed and delivered by the Company on February 19, 1996.


     CHP II conducted its due diligence evaluation of the Company through March 4, 1996, and on March 4, 1996 delivered to the Company written evidence of its satisfactory conclusion of due diligence. During the next several weeks, representatives of the Company and CHP II negotiated and prepared the Merger Agreement. The Board of Directors of the Company reviewed the terms and conditions of the Merger and Merger Agreement at meetings on March 20, 1996, March 27, 1996 and March 29, 1996. William Blair also presented certain information for consideration by the Board of Directors and advised the Board that it was the opinion of William Blair that the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger was fair from a financial point of view to the Company's stockholders. At a meeting of the Board of Directors on April 10, 1996, by the unanimous vote of the nine directors participating in the meeting (Messrs. Long, Ackerman, Cannon, Rosenthal, Woodard, O'Connell, Zellars, Bottom and Levy), the Merger and Merger Agreement were approved, and it was determined to submit the Merger Agreement to a vote of the Company's stockholders. Messrs. Diesel and Morris, who were not present at the meeting on April 10, 1996 due to prior conflicting engagements, later ratified and approved all actions taken by the board. John A. Dore did not participate in any of the discussions by the Board of Directors relating to the Merger. The Merger Agreement was executed by the Company, Buyer and Buyer Sub on April 12, 1996, and a public announcement of the execution of the Merger Agreement was made on April 15, 1996.

OPINION OF INVESTMENT BANKER

     On March 20, 1996, William Blair delivered its written opinion to the Board that, as of such date, the Merger Consideration to be received by the stockholders in the Merger was fair, from a financial point of view. The amount of such consideration was determined pursuant to extensive negotiations between the Company and CHP II. No limitations were imposed by the Company with respect to the investigations made or the procedures followed by William Blair in rendering its opinion. William Blair subsequently updated such opinion in writing as of ________________, 1996.

     The full text of the opinion of William Blair, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix C to this Proxy Statement, and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety. The summary of the opinion of William Blair set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.
William Blair's opinion is directed only to the consideration to be received by the stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. William Blair's opinion does not address the likely tax consequences of the Merger to any stockholder.

     In arriving at its opinion, William Blair reviewed and analyzed, among other data: (i) the audited financial statements of the Company for the years 1990 through 1995; (ii) the 10-K and 10-Q reports for the Company for the years 1990 through 1995 and the first quarter of 1996; (iii) the statutory financial statements for First Re for the years 1991 through 1995; (iv) other financial and operating information which was provided to William Blair by the Company;
(v) publicly available information regarding the performance of certain other property and casualty insurance companies whose business activities William Blair believed to be generally comparable with the Company; (vi) the reported price and trading activity of the Company's Common Stock and the dividends historically paid with respect thereto, as well as the prices and sales activity for comparable companies; (vii) the financial performance and condition of the Company compared with that of certain other comparable companies; (viii) the financial terms, to the extent publicly available, of certain comparable transactions; (ix) the Merger Agreement; and (x) other
information William Blair deemed relevant.   In addition, William Blair:  (i)
discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; and (ii) participated in discussions and negotiations among representatives of the Company, CHP II and certain other parties and their financial and legal advisors.

     William Blair assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. William Blair did not make any independent valuation or appraisal of the assets or liabilities of the Company. William Blair assumed without independent verification that the reserves for unpaid losses and loss adjustment expenses of the Company are adequate to cover such losses. William Blair's opinions were necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the dates of such opinions.

     In preparing its opinion, William Blair reviewed certain financial forecasts for the Company prepared by the Company's senior management. William Blair assumed that the financial projections provided to it were reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of the Company. William Blair relied on the Company's forecasted income statements, as well as its discussions with senior management of the Company to ascertain the reasonableness of such forecasts. William Blair did not, however, independently verify the completeness or accuracy of such information. It is not possible to quantify the extent to which William Blair relied on any particular forecast. The Company does not, as a matter of course, publicly disclose its management's internal financial analyses and forecasts of the type provided to William Blair. Such analyses and forecasts were not prepared with a view towards public disclosure. Such analyses and forecasts were based on numerous variables and assumptions which are inherently uncertain, including, among others, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those projected by such analyses and forecasts.

     The following is a summary of the analyses William Blair utilized in arriving at its opinion as to the fairness of the Merger Consideration to be received by the stockholders in the Merger and that William Blair discussed with the Special Committee and the Board.

     Overview. William Blair reviewed certain financial information for the Company prepared in accordance with generally accepted accounting principles ("GAAP") including net premiums earned, total revenues, operating earnings and common book equity as well as the relationships between certain financial data, including premiums earned to common equity and operating earnings to total revenue. In addition, William Blair reviewed certain statutory financial information, including loss ratio, expense ratio, combined ratio and the ratio of net premiums written to surplus. William Blair reviewed the trading volume and price history of the Common Stock since December 31, 1993.


     William Blair noted that $16.00 per share of Common Stock, the consideration to be received by stockholders in the Merger, represented a 31.3% premium over the closing market price on January 4, 1996, which was the day before the CHP II offer was received and a 30.1% premium over the closing market price on August 14, 1995, which was one week prior to the announcement of Mr. Long's proposal. William Blair noted that the total consideration to be received by stockholders in the Merger, calculated using the price OF $16.00 per share, represented multiples of 1.15x GAAP book value per share as of March 31, 1996 and 9.9x earnings per share for the twelve months ended March 31, 1996 calculated in accordance with GAAP. Furthermore, William Blair noted that $16.00 per share represented multiples of 1.26x book value per share at March 31, 1996 (as adjusted to reflect a similar capital structure to that of the comparable companies) and 30.5x projected 1996 "core" net income (as adjusted to remove the effect of non-recurring revenue and expense items).



     The adjustment to book value was made to reflect the over-capitalized position of the Company relative to other, comparable insurance companies. William Blair, for purposes of its analyses, subtracted $20,000,000 from the GAAP book value of the Company considering the following: (i) the amount of capital management of the Company indicated was required to operate its business; (ii) the amount of capital that could be paid as a dividend to the Company from its insurance subsidiary without special regulatory approval; (iii) the ratio of common equity to total assets ratio of comparable publicly traded companies; and (iv) the of premiums earned to common equity of comparable publicly traded companies. William Blair did not give specific weights to these four techniques in its analysis.



     The after-tax adjustments William Blair made to arrive at core net income were: (i) security gains and losses were eliminated; (ii) the income statement benefit of the release of excess reserves into income were eliminated; and (iii) the investment income on excess capital was eliminated.


     Valuation Analysis. William Blair arrived at a range of values for the Company by utilizing three principal valuation methodologies: (i) a comparable company analysis; (ii) a precedent transactions analysis; and (iii) an acquisition premium analysis. A comparable company analysis focuses upon a company's operating performance and outlook relative to a group of publicly traded peers to determine an implied market trading value (without distortion from merger speculation). A precedent transactions analysis provides a valuation range based upon amounts paid for companies in the same or similar industries which have been acquired in selected recent transactions. An acquisition premium analysis provides a valuation range based upon the amounts paid in excess of the market price for the stock of publicly traded companies in the same or similar industries which have been acquired in selected recent transactions.

     No company used in the comparable company analysis described below is identical to the Company and no transaction used in the precedent transactions analysis or acquisition premium analysis described below is identical to the Merger. Accordingly, an analysis of the results of analyses described below necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of, or the premium paid for the companies to which they are being compared.

     In accordance with accepted valuation practices, William Blair made certain adjustments to the Company's financial data before applying the multiples determined from the above-described valuation methodologies. These adjustments primarily consisted of removing non-recurring revenue and expense items from both historical and projected financial data, and adjusting the Company's capital structure to that of the comparable companies.

     Comparable Company Analysis. William Blair compared certain financial and other information of the Company with similar information for the following group of companies that William Blair believed to be appropriate for comparison: Acceptance Insurance Company, Inc.; Capsure Holdings Corp.; Executive Risk, Inc.; Exstar Financial Corp.; Gainsco, Inc.; Gryphon Holdings, Inc.; Guaranty National Corp.; Markel Corp.; MMI Companies; and Titan Holdings Inc. The information compared included current market price, market capitalization, premiums earned and investment income growth over the last three years, return on assets for 1994 and 1995, return on equity for 1994 and 1995, price/earnings ratio for the twelve months ended March 31, 1996 and projected for calendar 1996, reported 1995 GAAP expense ratio, loss ratio and combined ratio, 1995 statutory expense ratio, loss ratio and combined ratio, latest twelve months operating expenses plus commissions relative to premiums earned, the ratio of 1995 net premiums to statutory surplus, price/book ratio, common equity/assets ratio, dividend yield and market capitalization/operating income. In order to arrive at a public market reference range for the Company, William Blair derived the multiples for the comparable companies, including price as a multiple of: (i) book value per share; (ii) last twelve months earnings per share; (iii) last twelve months operating income per share; and
(iv) 1996 estimated earnings per share. The earnings per share estimates used were based upon several independent data services that monitor and publish compilations of earnings estimates produced by selected research analysts.


     William Blair then derived from this and other data (based on the relative comparability of the comparable companies to that of the Company) the median multiples deemed most meaningful for its analysis (which were 1.38x book value, with a range from .76x to 3.14x book value, 12.5x last twelve months adjusted earnings, with a range from 9.3x to 45.8x last twelve months adjusted earnings, 11.0x last twelve months adjusted operating income, ranging with a range from 7.3x to 114.5x last twelve months adjusted operating income, and 11.3x 1996 earnings estimate, with a range from 1.8x to 17.2x 1996 earnings estimate) and applied these multiples to the Company. This analysis resulted in a public market reference value of $40.8 million (or $12.18 per share). William Blair derived an acquisition reference value for the Company of $52.5 million (or $15.53 per share) by applying a premium of approximately 28.8% (the premium that William Blair believed, based on an analysis of comparable industry transactions, to be the most appropriate) to the public market reference value above. Note that the per share values assume the cashless exercise (pursuant to the Merger Agreement) of the 295,056 options outstanding as of March 20, 1996.

     Precedent Transactions Analysis. William Blair analyzed certain financial data regarding selected acquisitions of companies which it deemed to be comparable to the Company. The transactions used in the analysis included:
Unitrin, Inc.'s acquisition of Milwaukee Insurance Group, Inc.; Zurich Reinsurance Centre Holdings, Inc.'s acquisition of Re Capital Corp.; Home State Holdings, Inc.'s acquisition of Pinnacle Insurance Co.; Acceptance Insurance Companies, Inc.'s acquisition of Redland Group, Inc.; Foundation Health Corp.'s acquisition of Business Insurance Corp.; Vik Brothers International, U.S.A.'s acquisition of American Reliance-Ins Business; Selective Insurance Group, Inc.'s acquisition of Niagara Exchange Corp.; and Vista Resources, Inc.'s acquisition of American Southern Insurance Co. In order to arrive at an acquisition reference value for the Company, William Blair derived multiples for the precedent transactions, including the price paid for the acquired company as a multiple of: (i) book value; (ii) last twelve months net income; and (iii) last twelve months operating earnings. William Blair then derived from this data the multiples deemed most meaningful for its analysis (which were 1.41x book value, 15.6x net income, and 14.4x operating earnings) and applied these multiples to the Company. Applying the multiples derived from the precedent transactions resulted in a reference value for the Company of $49.0 million (or $14.55 per share). Note that the per share value assumes the cashless exercise (pursuant to the Merger Agreement) of the 295,056 options outstanding as of March 20, 1996.

     Acquisition Premium Analysis. William Blair analyzed premiums paid for companies which it believed to be comparable to the Company. The transactions used in the analysis included: Michigan Physicians Mutual Liability Company's acquisition of Kentucky Medical Insurance Co.; Unitrin, Inc.'s acquisition of Milwaukee Insurance Group, Inc.; Sierra Health Services, Inc.'s acquisition of CII Financial, Inc.; First Financial Management Corp.'s acquisition of Employee Benefits Plans, Inc.; USF&G Corp.'s acquisition of Victoria Financial Corp.; Beverly Enterprises, Inc.'s acquisition of Pharmacy Management Services; Wellpoint Health Networks, Inc.'s acquisition of UniCare Financial Corp.; and Foundation Health Corp.'s acquisition of National Health Care Systems. William Blair compared the prices paid for the companies relative to their market price one week prior to the announcement of the acquisition of the respective company. Accordingly, William Blair determined that the comparable premium for use in its analysis was 28.8%. Applying this premium to the Company's market price one week prior to the announcement of the first offer resulted in a reference value of $53.0 million (or $15.67 per share).


     The summary set forth does not purport to be a complete description of the review and analyses performed by William Blair. William Blair reviewed various financial data and performed several valuation analyses, including: (i) a comparable company analysis; (ii) a precedent transaction analysis; and (iii) an acquisition premium analysis. William Blair did not assign specific weights or probabilities to particular analyses. William Blair noted that the preparation of a fairness opinion is a complex undertaking and is not necessarily susceptible to partial analysis or summary description. Rather, William Blair believes that its analyses must be considered as a whole.
William Blair may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.



     In performing its analyses, William Blair made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Among the assumptions made by William Blair are the following: (i) for the forecasted income statements, William Blair assumed a 25% average tax rate based upon a blending of the average tax rate for the Company through the first three quarters of 1995 of approximately 20% and the statutory corporate income tax rate of 34%, and the trend in 1995 of proportionately less tax-advantaged investment income; (ii) for forecasted interest rates, William Blair assumed no change in rates due to the impossibility of predicting future interest rates; and (iii) for forecasted interest income, William Blair assumed that $20 million of excess capital was not available for investment.
FOR general economic factors considered, William Blair noted that stock prices were near all-time highs and had experienced recent volatility;, concern existed regarding the effect of rising interest rates;, interest rates were rising due to strong economic indicators;, consumer debt was at an all-time high;, election-related uncertainty existed;, and volatility in retail sales existed (very weak year-end 1995 followed by strong January, 1996). FOR industry-specific factors considered, William Blair assumed noted that the property/casualty insurance industry was experiencing a very competitive market;, "soft" pricing since the late 1980s;, narrowing margins;, excess capacity;, excess capital;, consolidation and restructuring;, and a volatile interest rate environment. Such analyses were prepared solely as part of William Blair's analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the Company's stockholders, and were presented to the Special Committee and the Board in connection with the delivery of William Blair's opinion and should not be used for any other purpose. The term "fair from a financial point of view" is a standard phrase contained in the fairness opinions of investment banks and refers to the fact that William Blair's opinion as to the fairness of the terms of the Merger Agreement are addressed solely to the financial attributes of the Merger Agreement.


     As described above, William Blair's opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. Consequently, the William Blair analysis described above should not be viewed as determinative of the Board's conclusions with respect to the value of the Company or of the decision of the Board to agree to the Merger.

     Pursuant to the Special Committee's engagement of William Blair on September 29, 1995, the Company agreed to pay William Blair the following for its services: (i) an engagement fee of $50,000; (ii) quarterly retainer fees of $25,000; (iii) an opinion fee of $100,000 payable upon the rendering of such opinion; (iv) a success fee equal to 1.2% of the total consideration received by the Company and its stockholders, less certain amounts previously paid; and
(v) reimbursement for out-of-pocket expenses, up to $50,000, reasonably incurred by it in connection with its engagement.

     William Blair and the Company entered into a separate letter agreement, dated September 29, 1995, by which the Company agreed to indemnify William Blair against certain liabilities, including liabilities which may arise under the securities laws.

     William Blair is a full service investment banking firm headquartered in Chicago, Illinois, with over 60 years of experience in investment banking. In particular, William Blair has extensive experience in middle market mergers and acquisitions. William Blair also acts as a market maker in the Company Shares.

   THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS


   Each member of the Board of Directors of the Company (with the exception of Mr. Dore who did not participate in any discussions of the Board regarding the Merger) has determined that the Merger is fair from a financial and procedural point of view and is in the best interests of the Company's stockholders, has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and has resolved to recommend that the Company's stockholders vote for adoption of the Merger Agreement. Although the Merger is not structured so that the approval of a majority of the unaffiliated stockholders is required, in light of (i) the arms-length nature of all negotiations with respect to the Merger, (ii) the fact that 11 the Company's 12 directors are independent of management and will have no continuing interest in Buyer and (iii) the engagement of William Blair, the Company and John Dore believe that the manner in which the Merger was considered was procedurally fair to the unaffiliated stockholders. The Board of Directors of the Company held meetings on January 30, 1996, February 5-6, 1996, February 8, 1996, February 14, 1996, February 19, 1996, March 20, 1996, March 27, 1996,
March 29, 1996 and April 10, 1996 to receive advice and presentations from its financial advisor and the Company's legal counsel concerning the then current status of negotiations and the evolving terms of the Merger. The presentations by the Company's financial and legal advisors described and explained: (i) the terms and conditions of the proposed Merger and Merger Agreement; (ii) the terms of the proposed Voting Agreement (discussed below); and (iii) the fiduciary duties applicable to the Company's Board of Directors in the evaluation of the proposed transaction. The Board of Directors, in discussing the Merger, was aware of the special interests of John A. Dore in the transaction and considered those interests and/or conflicts in making its evaluation. See "Interest of John A. Dore and Management in the Merger" and "Interests of Certain Persons in the Merger."

     In reaching its conclusion to approve the Merger Agreement and to recommend adoption of the Merger Agreement by the Company's stockholders, the Company's Board of Directors considered a number of factors, including, without limitation, the following:


        (1) The condition, prospects and strategic direction of the Company's business, including the fact that the Company's expenses are high relative to premiums written when compared to other insurance companies, the current "softness" in the property and casualty insurance industry, and overall competitiveness in the insurance and reinsurance industries in general, and the significant legal, accounting and other costs incurred by the Company as a small public company;



        (2) Current market conditions and historical market prices, volatility and trading information with respect to the Company Shares, noting that the price of $16.00 per share exceeds historical market prices (see "SUMMARY--Comparative Market Price Data"), and considering the probable range of prices at which the Company shares could be expected to trade if the CHP II offer were not accepted, which the Board of Directors believed would be less than $16.00 per share;



        (3) The consideration to be received by the stockholders in the Merger, including the fact that the Merger Consideration represents a substantial premium over the market price of the Company Shares preceding announcement of a proposed transaction, and the relationship between the Merger Consideration and the Company's reported earnings and certain other measures, including the fact that the per share price of $16.00 exceeded book value at December 31, 1995 which was $14.32 per share;


        (4) The fact that Buyer's offer did not have a financing contingency, thus increasing the likelihood of consummation of the transaction;

        (5) The terms and conditions of the Merger and the Merger Agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations;

        (6) The fact that the Company, through its financial advisor, contacted several prospective purchasers which executed confidentiality agreements and reviewed due diligence materials resulting in one other expression of interest, which was subsequently withdrawn; and

        (7) The presentation and analysis of the Company made by William Blair and its opinion that the proposed consideration to be received by the Company's stockholders was fair from a financial point of view (which analyses were relied upon but not adopted by the Board of Directors).


Because CHP II has not indicated any plans to liquidate the Company, and the Board of Directors has no plans to liquidate the Company, liquidation value was not considered by the Board of Directors in analyzing the merger.



     In addition to considering the Merger, the Board of Directors and the Special Committee had considered other alternatives to maximize stockholder value, including internal growth and the acquisition of other companies. While these alternatives might or might not lead to increased value for the Company's stockholders over the long term, the receipt of the CHP II offer presented an immediate opportunity for the stockholders to receive a fair cash price. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. Based on the factors described above, the Company's Board of Directors determined that the Merger is in the best interests of the Company's stockholders and preferable to the other alternatives considered, approved the Merger Agreement and the transactions contemplated by the Merger Agreement and certain related agreements and resolved to recommend that the stockholders of the Company vote for adoption of the Merger Agreement.


VOTING AGREEMENTS

     The following executive officers and directors of the Company with ownership of an aggregate of approximately 20 percent of the outstanding Company Shares have entered into Voting Agreements, pursuant to which each such stockholder has agreed to vote his shares of Common Stock in favor of the
Merger: R. Keith Long, John A. Dore, John B. Zellars, Lonnie L. Steffen, W. Dean Cannon, Jr., Herschel Rosenthal, William B. O'Connell, Joseph C. Morris, Dale C. Bottom and John P. Diesel.

     A copy of the form of Voting Agreement is attached hereto as Appendix D. In addition, each of the other directors of the Company has indicated that he intends to vote his Company Shares in favor of the Merger. See "The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

INTEREST OF JOHN A. DORE AND MANAGEMENT IN THE MERGER


     John A. Dore, President and Chief Executive Officer of the Company, has executed a letter agreement dated January 4, 1996 with Castle Harlan, Inc. ("CH"), the investment manager of CHP II ("Dore Agreement"). The Dore Agreement states, among other things, that Mr. Dore is prepared to invest in Buyer (which will own the Company after the Merger) by rolling over a portion of the stock currently owned by Mr. Dore in the Company. As of __________________, 1996, Mr. Dore owned, directly or indirectly, 181,108
Company Shares, valued at $2,897,728 ($16.00 x 181,108). It is expected that Mr. Dore will hold approximately 3% of the outstanding shares of Buyer after the Merger. Subsequent to the execution of the Merger Agreement, certain officers and employees of the Company also were offered the opportunity to invest in Buyer. Lonnie L. Steffen, Chief Financial Officer, Robert E. Wendt, Senior Vice President, Lana J. Braddock, Secretary, Renee Engman, Vice President, and

Vernon Suckerman, Assistant Vice President, are expected to own, in the aggregate, approximately 1% of the outstanding shares of Buyer after the Merger. Buyer has agreed to provide loans to such officers and employees up to an aggregate amount of $500,000 in order to finance the acquisition of shares of Buyer. A portion of the investment by Mr. Dore and Mr. Steffen may be made by a rollover of their options in the Company which would be effectuated through the cancellation of a portion of their options in the Company prior to the Merger and the issuance by Buyer of new options in stock of Buyer. Neither Mr. Dore nor any of the other officers or employees of the Company participated in any of the negotiations regarding the Merger on behalf of any party.



     The Dore Agreement further provides that it is contemplated that Mr. Dore will serve as Chief Executive Officer and as a director of Buyer, the Surviving Corporation, and all of its subsidiaries after the Merger. Mr. Dore is expected to enter into a three year employment agreement providing for an annual salary of $300,000. Mr. Dore is also to be granted additional options on approximately 4% of the stock of the Buyer. The employment agreement would provide Mr. Dore with a severance payment equal to two times his annual base salary in the event he is terminated prior to the end of the contract term for any reason other than death, disability or cause. All members of senior management of the Surviving Corporation would be eligible to participate in an incentive - based bonus plan.



     Mr. Dore has indicated that he reasonably believes the Merger to be financially and procedurally fair to the Company's stockholders based upon numerous factors, including the following factors: (i) the fact that the Merger Consideration represents a substantial premium over the market price of Company Shares preceding the announcement of a possible transaction and exceeds historical market prices of the Company Shares (see "SUMMARY--Comparative Market Price Data"), net book value of the Company Shares, which was $14.32 as of December 31, 1995 and $14.65 as of March 31, 1996; (ii) the approval of the Merger by all the directors of the Company (with the exception of Mr. Dore, who did not participate in any discussions of the Board regarding the Merger), each of whom is an independent non-employee director of the Company; (iii) the opinion of William Blair that the Merger Consideration is fair to the Company's stockholders from a financial point of view; and (iv) the fact that the Merger Agreement was extensively negotiated on an arms-length basis between representatives of the Company and CHP II. Mr. Dore also analyzed the value of the Company as a going concern, as evidenced by the Company's historical and current earnings and anticipated future earnings, and determined that $16.00 represented a fair price for the Company Shares. In reaching his determination AS TO FAIRNESS, Mr. Dore did not assign specific weights to particular factors, but considered all factors as a whole. CHP II has indicated that it does not have any plans to liquidate the Company following the Merger. Accordingly, liquidation value of the Company Shares was not considered by Mr. Dore in determining the fairness of the Merger. However, in Mr. Dore's judgment, a liquidation of the Company in the near future would not result in net proceeds greater than the $16.00 per share Merger Consideration.


     Mr. Dore did not receive any reports, opinions or appraisals from any outside party relating to the Merger or the fairness of the consideration to be received by the stockholders.

PURPOSE AND CERTAIN EFFECTS OF THE MERGER

     The purpose of the Merger is for Buyer and its owners, including CHP II and John A. Dore and certain other officers and employees of the Company, to acquire the entire equity interest in the Company. No alternative methods were considered for achieving this purpose as the Merger is the most direct and efficient means for CHP II to acquire all of the outstanding shares of the Company. As a result of the Merger, the Company will no longer be a publicly-held company, its shares will not be traded on The NASDAQ Stock Market and the Company will not be subject to the reporting requirements of the Securities Exchange Act of 1934. Consummation of the Merger will eliminate any opportunity of the stockholders of the Company to share in any future earnings and growth of the Company and any potential to realize greater value for their Company
Shares. The opportunity to hold a continuing equity interest in the Company, which is available to Mr. Dore and certain other officers and employees of the Company, is not available for other stockholders of the Company. Because the Surviving Corporation will not be a public company, costs and expenses associated with SEC compliance and reporting and maintaining stockholder relations would be reduced or eliminated. In addition, it may be possible for the Surviving Corporation to achieve some economies of scale by combining certain operations with another insurance company affiliate of CHP II. See "THE MERGER--Plans or Proposals After the Merger." See also "THE MERGER--Effects of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that, in addition to the matters discussed above, certain members of both management and the Board of Directors of the Company have interests in the Merger in addition to the interests of stockholders of the Company generally.

Stock Option Plan and Directors' Incentive Plan


     Pursuant to the Merger Agreement, each of the outstanding stock options of the Company issued to CERTAIN directors, executive officers and other employees of the Company under the Company's Stock Option Plan and Directors' Incentive Plan (collectively, the "Plans") will be converted into the right to receive a cash payment equal in amount to the difference between $16.00 and the exercise price per share of such option (the "Spread"). At the date of this Proxy Statement, stock options covering a total of 295,056 Company Shares with exercise prices ranging from $3.13 to $10.70 per share were outstanding under the Plans (including unvested options as described below under "Acceleration of Stock Options"). The aggregate Spread on all stock options under the Plans payable pursuant to the Merger is $2,770,586 (less the Spread on any options which are rolled over by Mr. Dore and Mr. Steffen, as discussed above). The Company, Buyer and Buyer Sub have agreed that, with respect to all stock options outstanding under the Plans at the Closing, Buyer or the Surviving Corporation will pay out at the Effective Time the Spread on each stock option outstanding at the Closing. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." The following directors, executive officers and employees hold stock options that will be converted into the right to receive the Spread:


                   Directors               Officers and Employees
                   ---------               ----------------------
                   R. Keith Long           John A. Dore
                   Richard P. Ackerman     Lonnie L. Steffen
                   Dale C. Bottom          Robert E. Wendt
                   W. Dean Cannon, Jr.     David Konar
                   John P. Diesel          Lana J. Braddock
                   Gerald J. Levy          Renee Engman
                   Joseph C. Morris        Vernon Suckerman
                   William B. O'Connell    Sheila Armour Cunningham
                   Herschel C. Rosenthal   Chad Gaizutis
                   Thad Woodard            Dennis Leigh
                   John B. Zellars         Christel Lobbins
                                           Richard Nowell
                                           Gayle Rutter
                                           Patricia Tallungan

Acceleration of Stock Options

     The Stock Option Agreements executed by the officers and employees of the Company provide for the accelerated vesting of any unvested options outstanding under the Stock Option Plan at the Closing. Currently there are 94,896 options outstanding under the Plans which have not yet vested through the passage of time, with an aggregate Spread of $821,949.

Employment Agreements

     Currently, four key executives of the Company are parties to employment agreements. Under the terms of these agreements, if employment is terminated by the executive within six months immediately following the Merger, the executive may elect to receive (i) a monthly termination payment equal to the executive's base salary for the month immediately preceding the effective date of termination, and continuing for a period consisting of one month for each full year and final fraction of a year of employment (subject to a 6-month minimum payment period, and in the case of Mr. Dore, subject to a 12-month minimum payment period), or (ii) the present value of the monthly termination payments described above. Mr. Dore is expected to enter into an employment agreement with Buyer after the Merger. See "SPECIAL FACTORS -- Interest of John A. Dore and Management in the Merger" for a description of available information on Mr. Dore's proposed employment arrangement.

     Pursuant to his employment agreement with the Company, Mr. Dore has received the following compensation from the Company and its subsidiaries in the last two fiscal years:


                                        Securities
                                        Underlying  Exercise
        Annual            Stock Awards   Options    Price
 Year   Salary    Bonus    (# Shares)    Granted    ($/Share)
- -------------------------------------------------------------
 1994  $217,658  $50,000         7,200      21,600      $9.22
- -------------------------------------------------------------
 1995  $217,658  $40,000         7,200      14,400      $9.28
=============================================================

In addition, pursuant to the Thrift Plan ("401(k) Plan") available to employees of the Company, supplemental and matching contributions of $13,500 were made to Mr. Dore's 401(k) account in 1994 and 1995.


It is the Company's understanding that the current executive officers of the Company will remain executive officers of the Surviving Corporation. Except as described above with respect to Mr. Dore, no information has been provided to the Company regarding the terms of any employment arrangements that Buyer and/or CHP II may make with any such officers or any employees of the Company.


Indemnification and Insurance

     The Merger Agreement provides that Buyer will cause the Surviving Corporation to maintain the current directors' and officers' liability and corporate indemnification insurance policy for all directors and officers of the Company and its subsidiaries prior to the Merger for a period of at least 36 months (provided that the Surviving Corporation shall not be required to pay an annual premium for any such policy in excess of 125% of the current premium), and maintain in effect the provisions of the certificate of incorporation and bylaws of the Surviving Corporation and its subsidiaries and cause the Surviving Corporation to comply with all agreements between the Company and its directors and officers providing for corporate indemnification of all such persons.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE COMPANY'S STOCKHOLDERS


     Set forth below is a description of certain federal income tax aspects of the Merger to holders of Company Shares disposed of in the Merger under current law and regulations. The discussion is based on the Internal Revenue Code of 1986, as amended. Although the Company has not sought any rulings from the Internal Revenue Service ("IRS") or obtained an opinion of counsel or other tax expert with respect to the transactions contemplated hereby, the Company believes that the Merger will have the federal income tax consequences described below.


     The following discussion is limited to the material federal income tax aspects of the Merger for a holder of Company Shares who is a citizen or resident of the United States, and who, on the date of disposition of such holder's Company Shares, holds such shares as capital assets. All holders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of the disposition of Company Shares in the Merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations and taxpayers subject to alternative minimum tax.

     A holder of Company Shares will realize gain or loss upon the surrender of such holder's Company Shares pursuant to the Merger in an amount equal to the difference, if any, between the amount of cash received and such holder's aggregate adjusted tax basis in the Company Shares surrendered therefor.

     In general, any gain or loss recognized by a stockholder in the Merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by stockholders will be long-term capital gain or loss if the Company Shares giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. An individual's long-term capital gain is subject to federal income tax at a maximum rate of 28% while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

     For corporations, a capital gain is subject to federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss can be carried back three years and forward five years to be offset against net capital gains generated in such years.

     Each holder of an option to acquire Company Shares who receives a cash payment equal to the Spread on such stock option will have ordinary income to the extent of the cash received.

     Under the federal income tax backup withholding rules, unless an exemption applies, the Paying Agent (as defined below) will be required to withhold, and will withhold, 31% of all cash payments to which a holder of Company Shares or other payee is entitled pursuant to the Merger Agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other Company stockholders) and certifies that such number is correct. Each Company stockholder, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the Paying Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Paying Agent.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF COMPANY SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).


                                   THE MERGER

     The following information describes certain material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the Merger Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. All stockholders are urged to read Appendix A in its entirety. See also "THE MERGER AGREEMENT."

     The Board of Directors of the Company has approved the Merger Agreement and recommended approval of the Merger Agreement by the stockholders and has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company's stockholders. See "SPECIAL FACTORS--The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.


EFFECTS OF THE MERGER

     Upon consummation of the Merger: (i) Buyer Sub will merge with and into the Company, which will be the Surviving Corporation; (ii) the Company will become a wholly-owned subsidiary of Buyer (and therefore, an indirect subsidiary of CHP II); and (iii) each Company Share outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held by the Company as treasury shares, and shares held by Buyer or Buyer Sub) will be converted, in a taxable transaction, into the right to receive $16.00 in cash, without interest.


     As of the record date, there were 3,210,584 Company Shares outstanding and 295,056 Company Shares reserved for future issuance pursuant to currently outstanding stock options. Assuming that no additional Company Shares or stock options are outstanding at the Effective Time, then, upon consummation of the Merger, holders of Company Shares and stock options would be entitled to receive, in the aggregate, $54,139,930. Because John A. Dore and certain officers and employees of the Company are expected to exchange certain of their Company Shares and options for shares of the Buyer, the net consideration to be paid by Buyer is approximately $52,639,930.


     Each certificate previously representing Company Shares will thereafter represent only the right to receive the Merger Consideration (or, in the case of Dissenting Shares, the statutorily determined "fair value" of such shares). Certificates previously representing Company Shares may be exchanged for the Merger Consideration as provided below, without interest. All Company Shares held as treasury shares by the Company and each share of Common Stock held by Buyer or Buyer Sub will be canceled and no payment will be made with respect thereto.

     The "fair value" of Dissenting Shares will be determined and paid as described in "Rights of Dissenting Stockholders."

     For a description of the procedures for exchanging certificates representing Company Shares, see "Procedures for Exchange of Certificates."

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite vote of the Company's stockholders and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be consummated and become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date as is specified in the Certificate of Merger (the "Effective Time").

     The Merger Agreement provides that the parties will cause the Effective Time to occur as promptly as practicable, but in any event within 5 days, after the adoption of the Merger Agreement by the stockholders of the Company and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Merger Agreement. The Merger Agreement may be terminated prior to the Effective Time by either party in certain circumstances, whether before or after the adoption of the Merger Agreement by the Company's stockholders. See "THE MERGER AGREEMENT--Termination."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As of the Effective Time, Buyer will deposit, or will cause to be deposited, with Bankers Trust Company (the "Paying Agent"), for the benefit of the holders of Company Shares for exchange in accordance with the terms of the Merger Agreement, net consideration of approximately $52,639,930 (the "Payment Fund") issuable pursuant to the Merger Agreement in exchange for outstanding Company Shares. The Paying Agent will, pursuant to irrevocable instructions, deliver to the holders of Company Shares their respective portions of the Payment Fund according to the procedure summarized below.

     After the Effective Time there will be no further transfers on the stock transfer books of the Company of Company Shares which were outstanding immediately prior to the Effective Time.

     As soon as practicable after the Effective Time, but in no event more than 20 days after the date upon which the Effective Time occurs (the "Effective Date"), the Company will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a notice and letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with a letter of transmittal, duly executed, and any other documents as may be required pursuant to such instructions, the holder of a Certificate will be entitled to receive in exchange therefor the Merger Consideration. The Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the stock transfer records of the Company, it shall be a condition to such exchange that a Certificate representing the proper number of Company Shares be presented by a transferee to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Any portion of the Payment Fund remaining undistributed 180 days after the Effective Time will be returned to the Surviving Corporation upon demand, and any holders of theretofore unsurrendered Company Shares will thereafter be able to look only to the Surviving Corporation and only as general creditors thereof for any portion of the Payment Fund to which they are entitled without interest thereon. Neither Buyer, Buyer Sub, the Surviving Corporation nor the Paying Agent will be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Common Stock have not been surrendered prior to five (5) years after the Effective Date (or immediately prior to such earlier date on which any Merger Consideration in respect of any such certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions payable in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed. At the Effective Time, the Company will become a wholly-owned subsidiary of Buyer.

SOURCE AND AMOUNT OF FUNDS


     Buyer intends to fund payment of the Merger Consideration through third party debt financing and equity contributions by CHP II. John A. Dore and certain other officers and employees of the Company will contribute Company Shares and options valued at approximately $1,500,000 to Buyer in exchange for shares and options aggregating approximately 4% of Buyer. The Merger is not contingent upon the Buyer obtaining financing. Subject to the terms of a commitment letter between CHP II and ING Capital Corporation dated June 4, 1996, ING Capital Corporation has agreed to act as agent to provide to the Company an $11,500,000 seven year senior secured amortizing term loan (the "Tranche A Loan"), a $4,000,000 seven and one-half year senior secured amortizing term loan (the "Tranche B Loan"), and a $5,000,000 two and one-half year revolving credit facility (the "Revolver"). Interest will accrue at either (a) the higher of the Federal Funds Rate plus one-half of one percent or the prime commercial lending rate of ING Capital Corporation, as announced from time to time ("Base Rate Loans") or (b) the Eurodollar Rate ("LIBOR Based Loans"), plus in either case an applicable margin. The margins for LIBOR Based Loans would be +2.50% for the Revolver and the Tranche A Loan, and +2.75% for the Tranche B Loan. The margin for Base Rate Loans would be +1.00% for the Revolver and the Tranche A Loan and +1.25% for the Tranche B Loan. The loans would be secured by the assets of the Company, including the capital stock of its directly owned subsidiaries. It is anticipated that dividends paid by First Re to the Company would be the principal source of funds to repay the loans. ING Capital Corporation's obligation to provide financing is subject to the execution of definitive documentation and there is no assurance that a definitive agreement will be reached. If a definitive agreement is not reached, CHP II will seek other senior financing sources to replace ING Capital Corporation and in its discretion, may provide bridge financing on an interim basis. The aggregate net cost to Buyer of acquiring all of the Company Shares in the Merger, making required payments to holders of stock options (see "SPECIAL FACTORS--Interests of Certain Persons in the Merger") and payment of its fees and expenses will be approximately $54,029,930.



     The Buyer has requested approval from the Commissioner of Insurance of the State of Connecticut for First Re to pay a dividend of $10,000,000 to Buyer after the Effective Date. The Company was informed of the Buyer's intention to request payment of the dividend after the execution of the Merger Agreement. The Merger Agreement does not provide for the Merger Consideration to be adjusted if the dividend is not approved. An initial application on Form A for approval of the Merger and all related transactions was submitted by CHP II, Buyer and Buyer Sub to the Connecticut Commissioner on May 8, 1996 and was supplemented on June 12, 1996 and June 26, 1996. A waiver of Connecticut General Statute Section 38a-136(i)(2)(A) which REQUIRES the approval of the Connecticut Commissioner for the payment of dividends for a period of two years following a change-in-control also has been requested, and the granting of such waiver is a condition to Buyer's obligation to close.


PLANS OR PROPOSALS AFTER THE MERGER


     Following the Merger, the Company will be a wholly-owned subsidiary of Buyer, the Company Shares will no longer be traded on The Nasdaq Stock Market and the registration of the Company Shares under the Exchange Act will be terminated. Except as set forth herein, it is expected that the Company and its subsidiaries will continue to engage in insurance and reinsurance activities on a basis substantially consistent with current operations.



     It is contemplated that at some future date (i) the Company and Buyer may merge and (ii) JBR Holdings, Inc., a Delaware corporation ("JBR") which is a wholly-owned subsidiary of the Company and the parent company of First Re, may merge with the Company so that the subsidiaries of the Buyer would be First Re, Oakley, FRM and F/I Agency. CHP II currently is the owner of Homestead National Corporation, a Delaware corporation ("HNC"). HNC is the parent company of Homestead Insurance Company, a Pennsylvania property and casualty insurer
("HIC").   It is contemplated that at some future date HNC may be combined with the Company, and First Re, HIC and their affiliates will become subsidiaries of the combined entity. There are, however, no definitive plans for such a combination at the present time. HIC and First Re may also enter into a pooling arrangement whereby the companies would share the premiums, losses and expenses of certain insurance business based on proportions equivalent to the percentage of capital/surplus of each company to their combined capital/surplus. It is anticipated that some of the programs currently written in HIC will be written in First Re. In addition, it is anticipated that management agreements between certain affiliates of the Company and certain affiliates of HNC will be entered into for the purpose of underwriting and marketing insurance products.


     John A. Dore will continue to be a member of the board of directors of the Company and its subsidiaries. See also "SPECIAL FACTORS--Interest of John A. Dore and Management in the Merger." None of the other persons currently serving on the Board of Directors of the Company will continue as a director.

     It is expected that, to the extent permissible under Connecticut insurance law, dividends will continue to be paid by First Re to the Company. See "SUMMARY--Dividends." The Company in turn will pay dividends to Buyer in order to, among other things, support principal and interest payments on any third party debt financing obtained by Buyer to finance the Merger.

     Other than as set forth herein, the Buyer has not indicated any present plans or proposals that would result in an extraordinary corporate transaction or other material change in the present business of the Company. It is expected, however, that the Buyer will continue to review the business and operations of the Company and may propose or develop additional plans or proposals which it considers to be in the best interests of the Company and its then stockholders.

RIGHTS OF DISSENTING STOCKHOLDERS

     Pursuant to the DGCL, any holder of Company Shares (i) who properly files a demand for appraisal in writing prior to the vote taken at the Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the DGCL.

     SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX B TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. THIS DISCUSSION AND APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     A holder of record of Company Shares as of the Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock ("Dissenting Shares").

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Special Meeting, not less than 20 days prior to the meeting each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of Company Shares.

     Voting stockholders of the Company who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of Common Stock be voted against the proposal or that an abstention be registered with respect to his or her shares of Common Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of Common Stock because, in the absence of express contrary instructions, such shares of Common Stock will be voted in favor of the proposal. (See "Voting and Revocation of Proxies.") Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the

Company Shares. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Financial Institutions Insurance Group, Ltd., 300 Delaware Avenue, Suite 1704, Wilmington, DE, 19801,
Attention: Corporate Secretary.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with
Section 262.

     Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, stockholders of the Company who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. The Buyer does not have any present intentions as to whether it would file any such petition in the event a stockholder makes a written demand. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

     If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of

Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court's appraisal may be more than, less than, or equal to the Merger Consideration. In determining fair value, the Delaware Court is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of Company Shares who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, except that
(i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation, and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

     The Company and the Buyer each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on June 13, 1996. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division, or unless the waiting period is extended by a request for additional information. The waiting period was terminated as of July 13, 1996.

     State Attorneys General and private parties also may bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or of the result if such a challenge is made.

CONNECTICUT INSURANCE LAWS


     Under Section 38a-130 of the General Statutes of Connecticut and related regulations, the direct or indirect acquisition of control of a Connecticut domestic insurer such as First Re must receive prior approval by the Commissioner of Insurance of the State of Connecticut ("Connecticut Commissioner"). Section 38a-132 of the General Statutes of Connecticut provides that the Connecticut Commissioner shall approve the transaction unless, after a public hearing, he finds that (a) after the acquisition of control, the Connecticut domestic insurer would not satisfy the requirements to be licensed to write the lines of business for which it is presently licensed; (b) the transaction would substantially lessen competition in the insurance business in the State of Connecticut; (c) the financial condition of the acquiring party might jeopardize the financial stability of the Connecticut domestic insurer or prejudice the interests of its policyholders; (d) any plans or proposals to make material changes in the Connecticut domestic insurer's business, corporate structure or management are unfair and unreasonable to its policyholders and not in the public interest; (e) the competence, experience and integrity of the persons who would control the operation of the Connecticut domestic insurer are such that the transaction would not be in the interest of policyholders and the general public; or (f) the acquisition is likely to be hazardous or prejudicial to those buying insurance. Protection of stockholders is not a criterion of the Connecticut Commissioners's review of change of control transactions. An application on Form A for approval of the Merger and all related transactions was submitted by CHP II, Buyer and Buyer Sub to the Connecticut Commissioner on May 8, 1996, and updated applications were submitted on June 12, 1996 and June 26, 1996. The Form A includes a request for approval for First Re to pay a dividend to Buyer of $10,000,000 after consummation of the Merger. A waiver of Connecticut General Statute Section 38-136(i)(2)(A) which requires the approval of the Connecticut Commissioner for the payment of dividends for a period of two years following a change-in-control also has been requested. The approval of the Form A and the granting of such waiver by the Connecticut Commissioner are conditions to Buyer's obligation to close. The hearing has been scheduled for July 26, 1996.


                              THE MERGER AGREEMENT


     The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Appendix A (exclusive of all exhibits and schedules) and is incorporated herein by reference.

GENERAL

     The Merger Agreement provides for the merger of Buyer Sub into the Company. The Company will be the Surviving Corporation of the Merger, and, as a result of the Merger, Buyer will own all of the Surviving Corporation's common stock. In the Merger, the stockholders of the Company (other than

Buyer and Buyer Sub and holders who perfect their dissenters' rights) will receive the Merger Consideration described below. Pursuant to a letter agreement dated as of April 12, 1996, CHP II has agreed to guaranty to the Company the full and punctual payment and performance of all obligations of Buyer and Buyer Sub under the Merger Agreement, provided that the liability of CHP II shall not exceed $3,500,000.

EFFECTIVE TIME

     The Effective Time of the Merger will occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL or at such later date as may be specified in the Certificate of Merger. It is anticipated that such Certificate of Merger will be filed promptly after the approval and adoption of the Merger Agreement by the stockholders of the Company at the Special Meeting. The Merger Agreement provides that the parties will cause the Effective Time to occur as promptly as practicable, but in any event within 5 days, after the adoption of the Merger Agreement by the stockholders of the Company and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Merger Agreement.

CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY

     In connection with the Merger, each outstanding Company Share at the Effective Time (except those Company Shares held by the Company as treasury shares, or held by Buyer or Buyer Sub or shares as to which appraisal rights have not been forfeited under the DGCL, if effective notice of exercise of appraisal rights with respect to such Shares under Section 262 of the DGCL was required and given prior to the Effective Time) will be converted into the right to receive $16.00 in cash, without interest. All Company Shares held by the Company as treasury shares and each share of Common Stock held by Buyer or Buyer Sub will be canceled without consideration. Dissenting Shares will be converted to cash in the manner described in "THE MERGER--Rights of Dissenting Stockholders." Instructions with respect to the surrender of certificates formerly representing Company Shares, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders as soon as practicable after the Effective Time. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with certificates formerly representing Company Shares and any other items specified by the letter of transmittal, the Paying Agent will pay the Merger Consideration to such stockholder, by check or draft.

     Each of the outstanding shares of Buyer Sub will automatically be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

   STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES FOR COMPANY SHARES WITH THE ENCLOSED PROXY CARD.

     After the Effective Time, the holder of a certificate formerly representing Company Shares will cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of Dissenting Shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing Company

Shares presented to the Surviving Corporation after the Effective Time will be canceled in exchange for the Merger Consideration.

     In no event will holders of Company Shares be entitled to receive payment of any interest on the Merger Consideration to be distributed to them in connection with the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company relating to, among other things:

        (a) corporate organization, existence, qualification and good standing of the Company and corporate power and authority to own, operate and lease its assets and properties and carry on its business and enter into and perform its obligations under the Merger Agreement;

        (b) organization, existence, qualification and good standing of the Company's subsidiaries and corporate power and authority to own, lease and operate their respective assets and properties and carry on their respective business and perform their respective obligations under the Merger Agreement;

        (c) the right, power and authority of the Company to enter into, execute and deliver the Merger Agreement and perform its obligations thereunder, and the Merger Agreement being the legal, valid and binding obligation of the Company;

        (d) the absence of conflicts with the certificate of incorporation or bylaws of the Company or any subsidiary or with any agreement to which the Company or any of its subsidiaries is a party, and the absence of any violations of permits, licenses or applicable law;

        (e) consents and approvals of governmental entities;

        (f) the directors and officers of the Company and its subsidiaries;

        (g) the charter, bylaws, and corporate records of the Company and its subsidiaries;

        (h) the capital structure of the Company and its subsidiaries;

        (i) compliance with law and obtaining of permits and licenses;

        (j) the proper filing by the Company with the Securities and Exchange Commission of required documents and the accuracy of the information contained in such documents;

        (k) fair presentation of the financial statements and statutory financial statements of the Company and its subsidiaries supplied by the Company to the Buyer;

        (l) reasonable provision for loss reserves;

        (m) compliance with risk-based capital provisions and certain Insurance Regulatory Information System guidelines;

        (n) continuation of reinsurance agreements;

        (o) policies and contracts of insurance and reinsurance being in compliance in all material respects with applicable law;

        (p) licensing of producers utilized by the Company and its subsidiaries;

        (q) reasonable provision for premium balances receivable and ownership of admitted assets;

        (r) insurance and reinsurance claims having been paid or provided for in accordance with the terms of the policies or contracts under which they arose;

        (s)  certain matters related to federal, state and local taxes;

        (t) certain matters related to employee benefit plans and employment and labor agreements;

        (u)  investments of the Company and its subsidiaries;

        (v)  ownership of patents, trademarks, service marks, etc.;

        (w) ownership of tangible property, ownership and leasing of real property, and title to assets;

        (x)  agreements for borrowed money;

        (y)  material contracts of the Company and its subsidiaries;

        (z)  absence of litigation;

        (aa) certain environmental matters;

        (bb) utilization of brokers and finders;

        (cc) banking arrangements of the Company and subsidiaries;

        (dd) maintenance of insurance with respect to properties and conduct of business;

        (ee) knowledge of legislation limiting the business of the Company or its subsidiaries;

        (ff) operations of the Company and its subsidiaries since December 31, 1995;

        (gg) absence of potential conflicts of interest;

        (hh) membership in guaranty funds and pools; and

        (ii) full disclosure of information by the Company.

COVENANTS

     Each of the parties to the Merger Agreement has agreed to use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Merger, including cooperation in the preparation and filing of this Proxy Statement, obtaining the termination of waiting period requirements under the HSR Act, making filings and obtaining approvals of insurance regulatory authorities, and the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Merger.

     Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Buyer, from the date of the Merger Agreement until the Effective Time of the Merger, the Company will not and will not permit any of its subsidiaries to:

           (i) declare or pay or set aside dividends or other distributions (whether in cash, stock or property) on its capital stock or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock;

           (ii) issue, redeem, sell or dispose of any shares of the capital stock of the Company or any of its subsidiaries or any rights relating to capital stock (whether authorized but unissued or held in treasury) or issue any option, warrant or other right to acquire any shares of its capital stock;

           (iii) effect any stock split, reclassification or combination;

           (iv) adopt a plan of, or resolutions providing for, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

           (v) amend or modify its certificate of incorporation or by-laws (or equivalent charter documents);

           (vi) merge or consolidate with any corporation or other entity otherwise than as contemplated by the Merger Agreement or reclassify any shares of its capital stock or change the character of its business;

           (vii) enter into, adopt, modify or amend in any material respect any written employment, severance, consulting, "change of control," "parachute payment," bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, employee benefit, welfare benefit or other agreement, plan or arrangement providing for compensation or benefits to employees or directors or stockholders which would have effect for any employee of the Company or its subsidiaries after the Effective Time;

          (viii) incur or contract for any capital expenditures in excess of $25,000 in the aggregate;

           (ix) amend, terminate or waive any right of value material to the business of the Company or any of its subsidiaries;

           (x) make any change in its accounting methods, principles or practices or make any change in depreciation or amortization policies or rates adopted by it, except insofar as may be required by a change in generally accepted accounting principles, or make any change in its accounting policies with respect to loss reserves;

           (xi) revalue any portion of its assets, properties or businesses other than in the ordinary course of business in a manner consistent with past practice;

           (xii) materially change any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

          (xiii) make any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants or agents, other than to persons other than its officers, directors or shareholders made in the ordinary course of business in a manner consistent with past practice;

           (xiv) make any loan or advance to any of its officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or make any other loan or advance;

           (xv) make any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

           (xvi) enter into any lease (as lessor or lessee); sell, abandon or make any other disposition of any of its investments or other assets, properties or businesses other than in the ordinary course of business consistent with past practice; grant or suffer any lien on any of its assets, properties or businesses or on any of the capital stock of the Company (other than for taxes not yet due and payable); enter into or amend any contract or other agreement to which it is a party or by or to which it or its assets, properties or businesses are bound or subject, except in the ordinary course of business in a manner consistent with past practice; or enter into or amend any contract or other agreement pursuant to which it agrees to indemnify any person or to refrain from competing with any person (other than insurance policies and reinsurance treaties and contracts entered into in the ordinary course of business);

          (xvii) incur or assume any debt, obligation or liability, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, liabilities of any other person or make any loans or advances, individually or in the aggregate, material to the business of the Company and its subsidiaries (other than insurance policies and reinsurance treaties and contracts entered into in the ordinary course of business);

         (xviii) except for tangible property acquired in the ordinary course of business in a manner consistent with past practice, make any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

           (xix) except in the ordinary course of business in a manner consistent with past practice, amend, terminate or enter into any contract or other agreement or amend, terminate or enter into any other material transaction; or

           (xx) directly or indirectly solicit proposals from, or cooperate with, or furnish any information concerning the business, financial condition, properties or assets of the Company or any of its subsidiaries, or continue or enter into any discussion, negotiation, agreement or understanding with any person concerning any acquisition of the Company or any of its subsidiaries, except to the extent required by fiduciary obligations.

In addition, the Merger Agreement provides that, except as expressly contemplated by the Merger Agreement or consented to in writing by Buyer, the Company has agreed that:

           (i) the Company and each of its subsidiaries will conduct their respective businesses in the ordinary course and consistent with past practice and will use their reasonable best efforts to preserve intact their business organization and goodwill, preserve the goodwill and business relationships with all parties having business relationships with each of them, keep available the services of their respective present officers, employees, consultants and agents, defend and protect their respective assets from infringement or usurpation, perform all of their obligations under all contracts, leases and any and all other agreements relating to or affecting its assets or its business, conduct their respective businesses in such a manner so that the representations and warranties contained in the Merger Agreement shall continue to be true, complete and accurate on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date, and shall maintain their books, accounts and records in the usual manner consistent with past practice and comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to the Company and any of its subsidiaries, including, without limitation, all applicable insurance laws;

           (ii) each of the Company and its subsidiaries will use accounting policies in keeping its books and records and preparing its financial statements in accordance with GAAP, applied consistently with the application of such principles in preparing the annual financial statements and in accordance with statutory accounting principles, applied consistently with the application of such principles in preparing the annual convention statements;

           (iii) the Company shall, and shall cause each of its subsidiaries to, use all reasonable efforts to afford Buyer and its authorized representatives free and full access during normal business hours to the Company and its subsidiaries and to the employees, properties, books and records, and contracts and other agreements, documents and other papers, and copies, extracts and summaries of each of the foregoing in order to afford Buyer the opportunity to make such investigations of the affairs of the Company and its subsidiaries as it deems desirable;

           (iv) the Company and each of its subsidiaries shall furnish to Buyer such information relating to their respective businesses and affairs (and which is reasonably available to the Company and its subsidiaries) as Buyer shall from time to time reasonably request and will cause their officers, employees, agents and consultants to keep the officers of the Buyer informed as to the affairs of the Company and its subsidiaries;

           (v) the Company and its subsidiaries shall maintain in force (including necessary renewals thereof) their insurance policies, except to the extent that they may be replaced with equivalent policies appropriate to insure the assets, properties and businesses of the Company and its subsidiaries to the same extent as currently insured at the same or lower rates or at rates approved by Buyer;

           (vi) the Company shall promptly notify Buyer of any suits, actions, claims, proceedings or investigations which are commenced after the date of the Merger Agreement or, to the Company's knowledge, threatened, against the Company or any of its subsidiaries or against any officer, director, employee, consultant, agent or stockholder with respect to the affairs of the Company or any of its subsidiaries;

           (vii) the Company shall give prompt written notice to Buyer of: (a) the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty of the Company contained in the Merger Agreement, to be untrue or inaccurate; (b) any failure of the Company or any of its subsidiaries or of any officer, director, employee, consultant or agent of the Company or any of its subsidiaries, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under the Merger Agreement; (c) any event of which they have knowledge which will result, or which has a reasonable prospect of resulting, in the failure to satisfy the conditions specified in the Merger Agreement; (d) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default), received by the Company or any of its subsidiaries subsequent to the date of the Merger Agreement and prior to the Closing Date, under any contract or other agreement material to the business of the Company or any of its subsidiaries; (e) the termination or cancellation of any reinsurance agreement; (f) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (g) any notice or other communication from any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority in connection with the Merger or any other material notice or other material communication from any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority; (h) any change which has a material adverse effect on the business, operations, assets or prospects of the Company and its subsidiaries taken as a whole, or the occurrence of any event which, so far as can be foreseen at the time of its occurrence, would have such a material adverse effect; or (i) any matter arising which, if existing, occurring or known at the date of the Merger Agreement, would have been required to be disclosed to Buyer;

           (viii) the Company and its subsidiaries shall: (a) provide to Buyer a monthly management report in scope and detail reasonably satisfactory to Buyer; (b) timely prepare, and promptly deliver to Buyer, monthly financial statements in scope and detail reasonably satisfactory to Buyer; (c) provide to Buyer a monthly statement of investments in detail reasonably satisfactory to Buyer; (d) provide to Buyer a monthly list of all claims paid under any insurance or reinsurance policy issued by the Company or any of its subsidiaries in excess of $50,000; (e) file with the Securities and Exchange Commission all reports, schedules, forms, statements and other documents required to be filed under the Securities Exchange Act of 1934 (the "SEC Filings") and promptly provide Buyer with a copy of such SEC Filing; and (f) file all reports, schedules, forms, statements and other documents required to be filed under any applicable insurance laws and promptly provide Buyer with a copy of any such filing; and

           (ix) the Company shall cause a special meeting of its stockholders to be called and held for the purposes of acting on the Merger Agreement and the Merger, and shall, through its Board of Directors, and subject to its fiduciary duties, recommend to its stockholders approval of the Merger.

Further, each of the Company and the Buyer have, pursuant to the Merger Agreement, agreed to:

           (i) promptly and timely file with the Federal Trade Commission and the Department of Justice, all notifications, including responses to requests for information, required by the HSR Act applicable to the Company and Buyer;

           (ii) use their respective best efforts to take all steps necessary or appropriate to obtain the approval of the Connecticut Commissioner and any other insurance regulatory approvals required for the consummation of the Merger;

           (iii) duly make all regulatory filings required to be made by each in respect of the Merger Agreement or the transactions contemplated thereby, including the filing of a Form A with the Connecticut Commissioner for approval of the Merger and the filing of a request for a waiver of Connecticut General Statute Section 38-136(i)(2)(A) which requires the approval of the Connecticut Commissioner for the payment of dividends for a period of two years following a change-in-control (the "Connecticut Waiver");

           (iv) comply as promptly as practicable with all governmental requirements applicable to the Merger, and obtain promptly all necessary permits, orders and other consents of governmental entities and consents of third parties necessary for the consummation of the Merger; and

           (v) execute such contracts and other agreements and documents and other papers and take such further actions as may be reasonably required or desirable to carry out the Merger, and use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Merger, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Merger.

TERMINATION FEE

     The Merger Agreement provides under certain circumstances for the payment of a cash fee in the amount of $3,500,000 to CHP II, along with reimbursement of expenses of Buyer up to $100,000, in the event the Company executes an agreement with a third party involving a merger or other business combination or sale of a substantial portion of the assets or stock of the Company prior to February 17, 1997 (the "Termination Fee"). No Termination Fee shall be paid if: (i) at any time Buyer lowers the cash consideration per share below $16.00; (ii) the Merger is not consummated due to the failure by Buyer to satisfy the terms and conditions of the Merger Agreement; (iii) Buyer for any reason (other than due to the failure by the Company to satisfy the terms and conditions of the Merger Agreement) determines not to pursue the transaction with the Company; (iv) any regulatory approval required for the Merger is not obtained; or (v) the Merger Agreement is terminated as a result of the Connecticut Department denying the Connecticut Waiver. The Termination Fee is the sole and exclusive remedy of Buyer upon any such termination of the Merger Agreement.

AMENDMENTS AND WAIVERS

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the Company, Buyer and Buyer Sub. By mutual written consent, the parties may (a) extend the time for performance of obligations,
(b) waive inaccuracies in representations and warranties, (c) waive compliance with covenants and agreements, or (d) make other modifications as agreed to by the parties' Boards of Directors. After approval of the Merger Agreement by the stockholders of the Company, the Board of Directors of the Company will not, without first obtaining the further approval of the stockholders, approve any amendment which is materially adverse, as reasonably determined by the Company, to the rights of the stockholders of the Company.

EXPENSES

     The Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except for (i) the Termination Fee and (ii) reimbursement to the Company for expenses of up to $50,000 if the Merger Agreement is terminated as a result of the Connecticut Waiver being denied.

     The following is an estimate of the costs and expenses incurred or expected to be incurred by the Company in connection with the Merger:



Legal Fees and Expenses                                                 $250,000
Transfer Agent Fees                                                     $  3,500
 SEC and Other Filing Fees                                              $ 10,830
Printing and Mailing Costs                                              $ 12,000
Fees and Expenses to Financial Advisor                                  $685,000
                                                                      ----------
   Total                                                                $961,330

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of the parties to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of a number of conditions typical in acquisition transactions, including: accuracy of representations and warranties; performance of all covenants; receipt of all necessary approvals, consents and clearances (including approval by the Connecticut Commissioner of the Form A and the Connecticut Waiver); absence of certain litigation; and approval by the holders of a majority of the Company's outstanding Common Stock. In addition, Buyer's obligation to close is conditioned upon:

           (a) receipt of a legal opinion from Lord, Bissell & Brook, special counsel for the Company, with respect to certain legal matters;

           (b) receipt of all required approvals, none of which shall contain any terms, limitations or conditions which Buyer determines in good faith to be materially burdensome to Buyer or its affiliates or to the Company or its subsidiaries taken as a whole, or which restrict Buyer's rights as a controlling stockholder of the Company (including without limitation its right to participate actively in the management of the Company or its subsidiaries), which would prevent Buyer, its affiliates or the Company and its subsidiaries from conducting their respective businesses in substantially the same manner as currently conducted;

           (c) no legislation shall have been proposed in bill form or enacted and no statute, law, ordinance, code, rule or regulation shall have been adopted, revised or interpreted by any governmental entity that would require the divestiture or cessation of the conduct of any business presently conducted by the Company or any of its subsidiaries or by Buyer or any of its affiliates, or which may individually or in the aggregate have an adverse effect on Buyer or any of its affiliates, or which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company or any of its subsidiaries;

           (d) resignation of certain directors and officers of the Company and its subsidiaries;

           (e) receipt of notices of intent to dissent from the holders of not more than 5 percent of the Company Shares; and

           (f) no material adverse effect on the business or operations of the Company and its subsidiaries taken as a whole.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of the Company:

           (i)   by mutual written consent of Buyer and the Company;

           (ii) at the election of the Company, if Buyer or Buyer Sub has breached or failed to perform or comply with in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement, and such breach or failure is not cured within 15 days;

           (iii) at the election of Buyer, if the Company or any of its Subsidiaries has breached or failed to perform or comply with in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement, and such breach or failure is not cured within 15 days;

           (iv) by Buyer or the Company if the Effective Date shall not be on or before September 30, 1996 or such later date as the parties may agree upon, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

           (v) at the election of the Company, in the event of receipt of an unsolicited acquisition proposal, if the Board of Directors determines in good faith pursuant to a written opinion of outside counsel that its fiduciary duties require it to consider such proposal, and the Company has paid the Termination Fee; or

           (vi) by Buyer 45 days following the date on which the Company first actively participates in any discussions or negotiations regarding, or furnishes to any person any confidential information with respect to, any unsolicited acquisition proposal, unless prior to the expiration of such 45 day period the Company notifies Buyer that such acquisition proposal has been rejected and any such negotiations have been terminated.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Since January 1, 1994, John A Dore has acquired 24,552 Company Shares at prices ranging from $8.51 to $12.19. Of the 24,552 Company Shares so acquired, 6,552 were acquired in open market purchases and 18,000 were issued by the Company to Mr. Dore pursuant to the terms of his employment agreement. In addition, during such period, Mr. Dore received options to acquire 36,000 Company Shares pursuant to the terms of his employment agreement and as incentive compensation awarded by the Executive Compensation Committee of the Company. The average purchase price for the Company Shares acquired by John A. Dore in open market purchases since January 1, 1994 is as follows:

                                          Average Purchase
                      Quarter Ended          Price
                      ------------------  ----------------
                      June 30, 1994          $9.03
                      September 30, 1994     $8.77
                      March 31, 1995         $9.38



     As of March 31, 1996 the following persons or entities were known by the Company to be beneficial owners of 5 percent or more of the Company's Common
Shares:


                                            Amount and Nature     Percent of
Name and Address                         of Beneficial Ownership   Class(1)
- ----------------                        ------------------------  ----------

R. Keith Long                         Direct   - 285,004 Shares
400 Royal Palm Way                    Indirect - 113,184 Shares(2)
Suite 204                                        398,188 Shares(3)    12.6%
Palm Beach, Florida 33480

Pierpont Morgan Ltd./
 Scott J. Seligman                    Direct   - 196,150 Shares(4)     6.0%
1760 S. Telegraph Rd.
Bloomfield Hills, Michigan 48302

Jane Marvel Garnett                   Direct   - 171,936 Shares(5)     5.4%
David G. Booth                        Direct   -  73,468 Shares(5)     2.3%
24 Monroe Place
Brooklyn, New York 11238

John F. Fyfe                          Direct   - 248,745 Shares(6)     7.8%
630 W. Fullerton Parkway
Chicago, Illinois 60614

John A. Dore                          Direct   - 107,114 Shares
First Re Management Company, Inc.     Indirect -  73,994 Shares(7)     7.4% (8)
55 West Monroe Street                            181,108 Shares
Suite 2700
Chicago, Illinois 60603

William M. Toll                       Direct   - 370,344 Shares(9)    11.5% (9)
1904 Lamington Road
Bedminster, New Jersey 07921


- ------------------

(1) Calculated for each beneficial owner on the basis of shares outstanding at March 31, 1996, plus shares subject to options exercisable by such beneficial owner within 60 days of March 31, 1996.

(2) Owned directly by a limited partnership, the general partner of which is a corporation owned by Mr. Long.

(3) Mr. Long also holds options to purchase 7,200 shares of the Company's Common Stock.

(4) Schedule 13D dated June 26, 1992 filed with the Securities and Exchange Commission reported ownership of 192,096 Common Shares. The Company's records indicate an additional 4,054 shares subsequently were acquired.

(5) As reported in an Amendment to Schedule 13D dated March 8, 1995 filed with the Securities and Exchange Commission. David G. Booth is the spouse of Jane Marvel Garnett.

(6) As reported in a Schedule 13D dated December 16, 1994 filed with the Securities and Exchange Commission.

(7) 6,336 shares of Common Stock are owned directly by the children of Mr. Dore, and 67,658 shares of Common Stock are owned directly by the spouse of Mr. Dore.

(8) Mr. Dore also holds options (currently exercisable or exercisable within 60 days of March 31, 1996) to acquire 59,040 shares of Common Stock.

(9) As reported in a Form 4 dated September 6, 1995 filed with the Securities and Exchange Commission.

     The amount and nature of beneficial ownership of Common Shares by the directors and named executive officers of the Company as of March 31, 1996 is set forth below:


                                   Amount and Nature
    Name                           of Beneficial Ownership(1)                   Percent of Class (2)
- ---------------------------------  -------------------------------------------  ----------------------

Richard P. Ackerman                  Direct    -                 0 Shares                   0%
Dale C. Bottom                       Direct    -              8,823 Shares                  (*)
W. Dean Cannon, Jr.                  Direct    -              24,984 Shares                 (*)
John P. Diesel                       Direct    -              7,200 Shares                  (*)
John A. Dore                         Direct    -             107,114 Shares
                                     Indirect  -              73,994 Shares(3)             7.4%(3)
Gerald J. Levy                       Direct    -              4,608 Shares                  (*)
R. Keith Long                        Direct    -             285,004 Shares
                                     Indirect  -             113,184 Shares(4)            12.6%
Joe C. Morris                        Direct    -              10,080 Shares
                                     Indirect  -               3,196 Shares(5)              (*)
William B. O'Connell                 Direct    -              4,176 Shares
                                     Indirect  -              10,137 Shares(6)              (*)
Herschel Rosenthal                   Direct    -              19,248 Shares
                                     Indirect  -               5,990 Shares(7)             1.2%
Thad Woodard                         Direct    -               4,608 Shares                 (*)
John B. Zellars                      Direct    -              54,062 Shares
                                     Indirect  -                 720 Shares(7)             1.9%
Lonnie L. Steffen                    Direct    -              30,624 Shares
                                     Indirect  -               3,168 Shares(8)             1.8%(8)
Robert E. Wendt                      Direct    -               7,012 Shares                 (*)
                                                             -----------------

All directors and named executive
 officers as a group                                         777,932 Shares               27.9%


(*) Less than one percent.
- -----------------------------

(1) The directors and named executive officers also hold certain options to purchase shares of the Company's Common Stock as described below.

(2) Calculated for each beneficial owner on the basis of shares outstanding at March 31, 1996, and including shares subject to options currently exercisable or exercisable by such beneficial owner within 60 days of March 31, 1996.

(3) 6,336 shares of Common Stock are owned directly by the children of Mr.
    Dore and 67,658 shares of Common Stock are owned directly by the spouse of Mr. Dore. Mr. Dore's ownership percentage of 7.4 percent is calculated by including options held by Mr. Dore that are currently exercisable or exercisable within 60 days of March 31, 1996. If the percentage ownership is calculated by including all the options held by Mr. Dore, regardless of whether such options are exercisable, Mr. Dore's percentage ownership would be 8.9 percent.

(4) Owned directly by a limited partnership, the general partner of which is a corporation owned by Mr. Long.

(5) Owned directly by a trust of which Mr. Morris is trustee.

(6) Owned directly by the estate of the spouse of the person whose ownership is reported.

(7) Owned directly by the spouse of the person whose ownership is reported.

(8) Owned directly by the children of Mr. Steffen. Mr. Steffen's ownership percentage of 1.8 percent is calculated by including options currently exercisable or exercisable within 60 days of March 31, 1996. If the percentage ownership is calculated by including all options held by Mr. Steffen, regardless of whether such options are exercisable, Mr. Steffen's ownership percentage would be 2.4 percent.


     As used herein, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). Unless otherwise indicated, all directors and executive officers have sole voting and sole investment power over the shares listed.

     As of March 31, 1996, the directors and named executive officers held options to acquire the following Company Shares:


                      Amount of Securities
Name                   Subject to Options
- ----                  --------------------
William B. O'Connell         12,960
W. Dean Cannon, Jr.           5,760
R. Keith Long                 7,200
John B. Zellars               5,760
Joe C. Morris                 7,200
Thad Woodward                12,960
Dale C. Bottom               12,960
Gerald J. Levy               12,960
Herschel Rosenthal           12,960
John A. Dore                115,200
Lonnie L. Steffen            43,200
Robert E. Wendt               7,920

See "SPECIAL FACTORS--Stock Option Plan and Directors' Incentive Plan" and "SPECIAL FACTORS--Acceleration of Stock Options."

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any matters to be presented for action at the Special Meeting other than those described herein and does not intend to bring any other matters before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

                     PROPOSALS BY HOLDERS OF COMPANY SHARES

     In the event the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the 1996 annual meeting of stockholders must be received by the Company at its principal executive offices a reasonable time prior to the Company's solicitation of proxies in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting. Once the date of any such annual meeting is scheduled, stockholders will be informed in a timely manner of the date by which such proposals must be received. In addition, a stockholder who intends to present business at any annual meeting must comply with the notice requirements set forth in the Company's Bylaws. Stockholders should mail any proposals by certified mail-return receipt requested.


                            EXPENSES OF SOLICITATION

     The expenses in connection with solicitation of the enclosed form of proxy will be paid by the Company. In addition to solicitation by mail, officers or regular employees of the Company, who will receive no compensation for such services other than their regular salaries, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage houses, nominees, participants in central certificate depository systems and other custodians and fiduciaries to supply them with solicitation material for forwarding to their principals, and arrangements may be made with such persons to obtain authority to sign proxies. The Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company as of December 31, 1995, and for each of the years in the five-year period ended December 31, 1995, incorporated by reference have been audited by Coopers & Lybrand, LLP, independent public accountants, as stated in their report.

     It is not anticipated that a representative of Coopers & Lybrand will attend the Special Meeting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington address at prescribed rates.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (Commission File No. 0-15404) are hereby incorporated by reference into this Proxy Statement:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which is being provided herewith;

        3. The Company's 1995 Annual Report to Stockholders, which is being provided herewith; and

        4. The Company's Current Reports on Form 8-K dated January 2, 1996, January 5, 1996, February 22, 1996 and April 16, 1996.

     Copies of the documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request. Requests should be sent to Office of the Corporate Secretary, Financial Institutions Insurance Group, Ltd., 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801-1612, telephone (302) 427-5800.

                                By order of the Board of Directors


                                Lana J. Braddock
                                Secretary

____________, 1996